Exhibit 10.3

Execution Version

AMENDMENT AND RESTATEMENT AGREEMENT dated as of June 27, 2016 (this “Amendment and Restatement Agreement”), to the Term Loan Credit Agreement originally dated as of November 17, 2015 (as amended, supplemented or otherwise modified in writing from time to time prior to the date hereof, the “Existing Term Loan Credit Agreement”) among Southwestern Energy Company (the “Borrower”), the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the ARCA (as defined below).

WHEREAS, the Borrower has requested an amendment to the Existing Term Loan Credit Agreement on the terms and subject to the conditions set forth herein and in the ARCA (as defined below), and each Lender party hereto consents to this Amendment and Restatement Agreement;

WHEREAS, this Amendment and Restatement Agreement includes amendments to the Existing Term Loan Credit Agreement that are subject to the approval of each Lender directly affected thereby, and that, in each case, will become effective on the ARCA Effective Date (as defined below) on the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment and Restatement of the Existing Term Loan Credit Agreement. Effective as of the ARCA Effective Date (as defined below), subject to Section 3 hereof, the Existing Term Loan Credit Agreement is hereby amended and restated in its entirety in the form of the Amended and Restated Credit Agreement set forth as Exhibit A hereto (as so amended and restated, being referred to as the “ARCA”);

SECTION 2. Representations and Warranties. To induce the other parties hereto to enter into this Amendment and Restatement Agreement, the Borrower represents and warrants that the following statements are true and correct on and as of the ARCA Effective Date:

(a) The Borrower has the power and authority and legal right to execute and deliver this Amendment and Restatement Agreement and to perform its obligations hereunder and under the ARCA. The execution and delivery by the Borrower of this Amendment and Restatement Agreement have been duly authorized by proper organizational proceedings.

(b) This Amendment and Restatement Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights and subject to general principles of equity, regardless of whether considered in a proceeding in equity or law, and obligations of good faith and fair dealing.

(c) The representations and warranties of the Borrower set forth in Article III of the ARCA are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality or Material Adverse Effect in the text thereof, such representations and warranties are true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.

(d) No Default or Event of Default exists immediately before or immediately after giving effect to this Amendment and Restatement Agreement.

SECTION 3. Effectiveness of this Amendment and Restatement Agreement and the ARCA. This Amendment and Restatement Agreement and the amendment and restatement of the Existing Term Loan Credit Agreement in the form of the ARCA shall become effective upon the satisfaction of the following conditions precedent (the first date on which such conditions precedent are satisfied, the “ARCA Effective Date”):

(a) the Administrative Agent shall have received duly executed counterparts hereof that, when taken together, bear the signatures of the Borrower, each Lender and the Administrative Agent;

(b) each of the conditions precedent set forth in Section 4.01 of the ARCA shall have been satisfied or waived;

(c) the Administrative Agent (or its applicable Affiliate) shall have received payment from the Borrower for the account of each Lender that executes and delivers a counterpart signature page to this Amendment and Restatement Agreement at or prior to 5:00 p.m., New York City time, on June 27, 2016 (or such later time as the Administrative Agent and the Borrower shall agree), a consent fee in an aggregate amount equal to 0.40% of the aggregate principal amount of the Loans held by such Lender as of the ARCA Effective Date (immediately prior to giving effect to the effectiveness of the ARCA);

(d) the Administrative Agent shall have received payment of all reasonable and documented out-of-pocket fees and expenses of counsel for the Administrative Agent required to be reimbursed under Section 9.03 of the ARCA; and

(e) the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower dated the ARCA Effective Date certifying that the representations and warranties of the Borrower contained in Section 2 hereof are true and correct in all material respects on and as of the ARCA Effective Date (or, in the case of any such representations and warranties that are qualified as to materiality or Material Adverse Effect in the text thereof, such representations and warranties are true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

The Administrative Agent shall notify the Borrower and the Lenders of the ARCA Effective Date and such notice shall be conclusive and binding.

SECTION 4. Effect of Amendment. (a) Except as expressly set forth herein or in the ARCA, this Amendment and Restatement Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Existing Term Loan Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents or any other provision of any Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the ARCA or any other Loan Document in similar or different circumstances.

(b) On and after the ARCA Effective Date, each reference in the ARCA to “this Agreement”, “hereunder”, “hereof’, “herein”, or words of like import shall be deemed a reference to the ARCA, and each reference to the “Credit Agreement” in each other Loan Document or Exhibit to the Existing Term Loan Credit Agreement shall be deemed a reference to the ARCA. This Amendment and Restatement Agreement and the ARCA shall constitute a “Loan Document” for all purposes of the ARCA and the other Loan Documents.

SECTION 5. Governing Law. THIS AMENDMENT AND RESTATEMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 6. Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses in connection with this Amendment and Restatement Agreement to the extent required to be reimbursed under Section 9.03 of the ARCA.

SECTION 7. Counterparts. This Amendment and Restatement Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment and Restatement Agreement by facsimile, e-mailed .pdf or any other electronic imaging means (e.g. “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Amendment and Restatement Agreement.

SECTION 8. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and Restatement Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment and Restatement Agreement.

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BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Gerund N. Diamond
Name:	Gerund N. Diamond
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Raza Jafferi
Name:	Raza Jafferi
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Muhammad Hasan
Name:	Muhammad Hasan
Title:	Vice President

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Matthew Denkler
Name:	Matthew Denkler
Title:	Vice President

MIZUHO BANK, LTD., as a Lender

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

CITIBANK, N.A., as a Lender

By:	/s/ Jim Reilly
Name:	Jim Reilly
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Mark Oberreuter
Name:	Mark Oberreuter
Title:	Vice President

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Melissa Guzmann
Name:	Melissa Guzmann
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Kristan Spivey
Name:	Kristan Spivey
Title:	Authorized Signatory

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

By:	/s/ Daria Mahoney
Name:	Daria Mahoney
Title:	Authorized Signatory

By:	/s/ Richard Antl
Name:	Richard Antl
Title:	Authorized Signatory

COMPASS BANK, as a Lender

By:	/s/ Payton K. Swope
Name:	Payton K. Swope
Title:	Executive Vice President

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Michael Willis
Name:	Michael Willis
Title:	Managing Director

By:	/s/ Dixon Schultz
Name:	Dixon Schultz
Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Nupar Kumar
Name:	Nupar Kumar
Title:	Authorized Signatory

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ James P. Cecil
Name:	James P. Cecil
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sandra Aultman
Name:	Sandra Aultman
Title:	Managing Director

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Stephen Hartman
Name:	Stephen Hartman
Title:	Assistant Vice President

CITIZENS BANK N.A., as a Lender

By:	/s/ David W. Stack
Name:	David W. Stack
Title:	Senior Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ DeVon J. Lang
Name:	DeVon J. Lang
Title:	Senior Vice President

SOUTHWESTERN ENERGY COMPANY, as the Borrower

By:	/s/ R. Craig Owen
Name:	R. Craig Owen
Title:	Senior Vice President and Chief Financial Officer

Exhibit A

Amended and Restated Credit Agreement

CUSIP Number: 84546SAL7

EXECUTION VERSION

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT

dated as of

June 27, 2016

among

SOUTHWESTERN ENERGY COMPANY

The Lenders Party Hereto

BANK OF AMERICA, N.A.

as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BMO CAPITAL MARKETS,

CITIGROUP GLOBAL MARKETS INC.,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

SUMITOMO MITSUI BANKING CORPORATION,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, AND

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Bookrunner

Table of Contents

(continued)

xxviii

Table of Contents

(continued)

SCHEDULES:

Schedule 1.01A – Existing Lenders

Schedule 1.01B – Pricing Schedule

Schedule 3.18 – Equity Interests

Schedule 6.02 – Existing Liens

Schedule 6.03 – Existing Indebtedness

Schedule 6.05 – Existing Investments

Schedule 6.06 – Existing Restrictive Agreements

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Subordinated Intercompany Note

Exhibit C – Form of Subsidiary Guaranty

Exhibit D-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)

Exhibit D-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)

Exhibit D-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)

Exhibit D-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)

Exhibit E-1 – Form of Borrowing Request

Exhibit E-2 – Form of Interest Election Request

Exhibit F – Form of Note

Exhibit G – Form of Compliance Certificate

Exhibit H – Form of Solvency Certificate

xxix

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of June 27, 2016 among SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (the “Borrower”), the LENDERS from time to time party hereto and BANK OF AMERICA, N.A., as Administrative Agent.

RECITALS:

WHEREAS, the Borrower is party to that certain Term Loan Credit Agreement, dated as of November 17, 2015 (as amended prior to the date hereof, the “Existing Term Loan Credit Agreement”) among, among others, the Borrower, the “Lenders” as defined therein (the “Existing Lenders”) and Bank of America, N.A., as administrative agent for the Existing Lenders; and

WHEREAS, the Borrower, the Administrative Agent, and each Existing Lender have agreed, upon satisfaction of the conditions set forth in the Amendment and Restatement Agreement, to amend and restate the Existing Term Loan Credit Agreement in the form of this Agreement.

Accordingly, the parties hereto therefore agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“1995 Indenture” means that certain Indenture, dated as of December 1, 1995, between the Borrower, as issuer, and The Bank of New York Trust Company, N.A. (as successor to The First National Bank of Chicago), as trustee.

“1998 Indenture” means that certain Indenture, dated as of June 1, 1998, between the Borrower (as successor to NOARK Pipeline Finance, LLC), as issuer, and UMB Bank, N.A. (as successor to The Bank of New York), as trustee.

“2008 Indenture” means that certain Indenture, dated as of January 16, 2008, between the Borrower, as issuer, and The Bank of New York Trust Company, N.A., as trustee.

“2012 Indenture” means that certain Indenture, dated as of March 5, 2012, between the Borrower, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“2015 First Supplemental Indenture” means that certain First Supplemental Indenture dated as of January 23, 2015 between the Borrower and U.S. Bank National Association, which supplements the 2015 Indenture.

“2015 Indenture” means that certain Indenture, dated as of January 23, 2015, between the Borrower and U.S. Bank National Association as trustee.

“2020 Senior Notes” means the 4.05% Senior Notes due January 23, 2020 issued by the Borrower pursuant to the 2015 Indenture.

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) of property or series of related acquisitions of property that constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the Equity Interests in a Person.

“Additional Financial Covenant” means any affirmative or negative “maintenance” financial covenant contained in any Other Debt Agreement applicable to the Borrower or any Restricted Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a “financial covenant”), including any defined terms as used therein.

“Additional Senior Notes Indenture” means any indenture entered into by the Borrower after the ARCA Effective Date that contains any provision similar to any of the Secured Debt Indenture Exceptions contained in the Existing Senior Notes Indentures as of the ARCA Effective Date.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders hereunder, and any successor in such capacity pursuant to Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Amendment and Restatement Agreement” means the Amendment and Restatement Agreement dated as of June 27, 2016 among the Borrower, the Lenders party thereto and the Administrative Agent.

“Anti-Corruption Laws” means all Requirements of Law of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means all Requirements of Law of any jurisdiction related to terrorism financing or money laundering, including the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) and Executive Order 13224 (effective September 24, 2001).

“Applicable Percentage” means, with respect to any Lender at any time, a percentage represented by the outstanding principal amount of such Lender’s Loan over the aggregate outstanding principal amount of all Lenders’ Loans at such time (or if the Loans have been repaid in full, the respective amounts in effect immediately before such repayment).

“Applicable Rate” means, for any day, (a) with respect to ABR Loans, the per annum rate set forth in Schedule 1.01B under the heading “ABR Margin” and (b) with respect to Eurodollar Loans, the per annum rate set forth in Schedule 1.01B under the heading “Eurodollar Margin”, in each case based upon the Moody’s Rating and the S&P Rating (each as defined in Schedule 1.01B) applicable on such day.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“ARCA Effective Date” means June 27, 2016.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the following officers of the Borrower: the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Assistant Treasurer or any Executive Vice President, Senior Vice President or General Manager and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Authorized Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Available Amount Basket” means, at any time, an amount equal to (a) the sum of (i) $150,000,000, plus (ii) the Net Cash Proceeds of issuances of Equity Interests (other than Disqualified Stock) of the Borrower at any time after the ARCA Effective Date (to the extent not used to make Restricted Payments pursuant to Section 6.07(c) or to prepay the Loans), plus (iii) the Retained Proceeds Amount plus (iv) the cash proceeds of any issuance of Permitted Designated Subsidiary Indebtedness at any time after the ARCA Effective Date to the extent such proceeds are distributed to the Borrower or any of its Restricted Subsidiaries (other than any Designated Subsidiary or any subsidiary thereof), less (b) amounts that have been used prior to such time to effect voluntary Redemptions of the Existing Senior Notes or for Permitted Acquisitions, in each case in reliance on the Available Amount Basket.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrower Materials” has the meaning assigned to such term in Section 9.18.

“Borrowing” means a group of Loans or portions thereof (pro rata among all Lenders) of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which, if in writing, is substantially in the form attached hereto as Exhibit E-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capital Lease” of a Person means any lease of Property, except oil and gas leases, by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP; provided that any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement.

“Capital Lease Obligations” of a Person means the obligations of such Person under Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CFC” means (a) a direct or indirect Subsidiary of the Borrower which is a “controlled foreign corporation” as defined in Section 957(a) of the Code or any successor provision thereto and (b) any Subsidiary of a Subsidiary described in clause (a).

“Change of Control” means that (a) any Person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended) shall beneficially own, directly or indirectly, 25% or more of the common stock or other voting securities of the Borrower; or (b) Continuing Directors shall fail to constitute a majority of the Board of Directors of the Borrower. For purposes of the foregoing, “Continuing Director” means an individual who (i) is a member of the Board of Directors of the Borrower on the ARCA Effective Date, (ii) is nominated or elected to be or approved as a member of such Board of Directors by individuals referred to in clause (i) above constituting at the time of such election, nomination or approval at least a majority of such Board of Directors or (iii) is nominated, endorsed as a candidate to be, or elected to be or approved as a member of such Board of Directors by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, endorsement, nomination or approval at least a majority of such Board of Directors.

“Change of Control Offer” has the meaning assigned to such term in Section 2.11(c).

“Change of Control Payment” has the meaning assigned to such term in Section 2.11(c).

“Change of Control Payment Date” has the meaning assigned to such term in Section 2.11(c)(i)(B).

“Change in Law” means the occurrence, after the Original Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.16.

“Claim” has the meaning assigned to such term in Section 9.20.

“Code” means the Internal Revenue Code of 1986.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Compliance Certificate” means a certificate of the chief financial officer or chief accounting officer of the Borrower substantially in the form of Exhibit G, (a) certifying as to whether a Default or Event of Default has occurred and, if any Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants as of the date of the financial statements accompanying such certificate, and (c) stating whether any change in GAAP or in the application thereof has occurred since the date of Borrower’s consolidated financial statements most recently delivered pursuant to Section 5.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDAX” means, for any period, Consolidated Net Income for such period, plus

(a) the following (without duplication), in each case only to the extent (and in the same proportion) deducted (and not added back or excluded) in determining Consolidated Net Income for such period:

(i) Consolidated Interest Expense for such period,

(ii) depletion, depreciation and amortization expense for such period,

(iii) income tax expense for such period,

(iv) any non-cash losses or charges resulting from any hedging arrangements resulting from the requirements of FASB ASC 815 for such period,

(v) fees and expenses of third party advisors (including legal counsel, investment bankers, accountants, consultants, engineers and similar professionals) incurred during such period or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed),

(vi) oil and gas exploration expenses (including all drilling, completion, geological and geophysical costs) for such period,

(vii) non-cash losses from sales or other dispositions of assets and any other extraordinary, unusual or non-recurring expenses, losses or charges,

(viii) any costs, charges or expenses relating to severance (provided that, when calculating Consolidated EBITDAX for any period of four consecutive Fiscal Quarters, amounts added back pursuant to this clause (viii) shall not exceed $100,000,000),

(ix) any costs, charges or expenses relating to cost savings, operating expense reductions, facilities closing, consolidations and integration costs, and other restructuring charges or reserves (provided that, when calculating Consolidated EBITDAX for any period of four consecutive Fiscal Quarters ending on or after June 30, 2016, amounts added back pursuant to this clause (ix) for the portion of such period occurring after March 31, 2016 shall not exceed 15% of Consolidated EBITDAX for such portion of such period (calculated prior to giving effect to any such add-back)), and

(x) any other non-cash charges, including (A) any write-offs or write-downs reducing Consolidated Net Income for such period and (B) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other equity-based incentive awards or any other equity-based compensation;

provided that (y) in the case of each of the foregoing non-cash charges described in this clause (a), if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDAX to such extent and (z) amortization of a prepaid cash item that was paid in a prior period shall be excluded from this clause (a); minus

(b) the following (without duplication), in each case only to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains on any hedging arrangements resulting from the requirements of FASB ASC 815 for such period,

(ii) non-cash gains or adjustments (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDAX in any prior period) and all other non-cash items of income for such period, and

(iii) any extraordinary, unusual or non-recurring non-cash gains,

in each case as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP; provided that, if at any time during such period the Borrower or any Subsidiary shall have made a Material Disposition or a Material Acquisition, Consolidated EBITDAX for such period shall be calculated giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such period, and such pro forma effect shall be determined in good faith by a Financial Officer in a manner reasonably acceptable to the Administrative Agent and with supporting documentation reasonably acceptable to the Administrative Agent.

“Consolidated Interest Expense” means, with respect to any period, the sum, without duplication, of: (a) total consolidated interest expense payable or paid in cash of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including (i) all commissions, discounts and other fees and charges owed by the Borrower and its Restricted Subsidiaries with respect to letters of credit, (ii) all interest expense attributable to Capital Leases and imputed interest with respect to Sale and Leaseback Transactions and (iii) financing fees (including arrangement, amendment and contract fees), debt issuance costs, commissions and expenses and, in each case, the amortization thereof); plus (b) all cash dividends on Disqualified Stock or preferred equity interests of the Borrower or any of its Restricted Subsidiaries (other than cash dividends or payments on Disqualified Stock or preferred equity interests of the Borrower or any of its Restricted Subsidiaries made in lieu of fractional shares); plus (c) amortization of original issue discount resulting from the issuance of Indebtedness at less than par (provided that, for purposes of calculating Consolidated EBITDAX, in the event any Indebtedness is issued at less than 95% of par, such Indebtedness shall be deemed to have been issued at 95% of par for purposes of determining the amortization of original issue discount with respect to such Indebtedness under this clause (c)). For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries in respect of hedging arrangements relating to interest rate protection. In the event that the Borrower or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such Material Acquisition or Material Disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded, without duplication:

(a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is designated a Restricted Subsidiary, as applicable, or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or such Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries;

(b) the income (or loss) of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or cash equivalents to the Borrower or any of its Restricted Subsidiaries by such Person in such period;

(c) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by operation of the terms of its organizational documents or any contractual obligation (other than any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary;

(d) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income; and

(e) any cancellation of debt income.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Party” means the Administrative Agent or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Subsidiaries” means those Restricted Subsidiaries that are engaged, as of the ARCA Effective Date, in the Borrower’s midstream and marketing business segment and which are identified by the Borrower in writing to the Administrative Agent prior to the ARCA Effective Date as the “Designated Subsidiaries”.

“Designated Subsidiary Trapped Cash” means, at any time, the aggregate amount of cash and cash equivalents of the Designated Subsidiaries on hand at such time which the Designated Subsidiaries are prevented from distributing under the terms of any Other Debt Agreements to which they are party, to the extent such restriction is permitted by Section 6.06.

“Dispose” means to sell, lease, assign, exchange, convey or otherwise transfer (excluding the granting of a Lien on) any Property. “Disposition” has a meaning correlative thereto.

“Disqualified Lender” means any Person that is a competitor of the Borrower or any of its Subsidiaries identified in writing to the Administrative Agent by Borrower from time to time by a notice thereof to the Administrative Agent and the Lenders setting forth such Person or Persons (or the Person or Persons previously identified that are to be no longer considered a “Disqualified Lender”).

“Disqualified Stock” means any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or (b) is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity

Interests (which would not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, in each case (determined as of the date of issuance), on or prior to the date that is 91 days after the Latest Scheduled Maturity Date at the time of issuance of such Equity Interests; provided that (i) any Equity Interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into which such Equity Interest is convertible or for which such Equity Interest is exchangeable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of any Change of Control or any Disposition occurring prior to the date that is 91 days after the Latest Scheduled Maturity Date at the time of issuance of such Equity Interests shall not constitute Disqualified Stock if such Equity Interest provides that the issuer thereof will not redeem any such Equity Interest pursuant to such provisions prior to Payment in Full and (ii) any Equity Interests that are issued to any employee or to any plan for the benefit of employees of the issuer thereof or by any such plan to such employees shall not constitute Disqualified Stock solely because such Equity Interests may be required to be repurchased by the issuer thereof as a result of such employee’s termination, death or disability.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® Debt Domain, Syndtrak, and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all Requirements of Law and all codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding debt securities convertible or exchangeable into such equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Preferred Equity Interests” means the Borrower’s Series B Mandatory Convertible Preferred Stock (as defined in, and authorized pursuant to, its Amended and Restated Certificate of Incorporation, that certain Certificate of Designations of 6.25% Series B Mandatory Convertible Preferred Stock dated as of January 21, 2015 and applicable Requirements of Law) issued and outstanding as of the ARCA Effective Date and any additional Equity Interests issued in lieu of payment of cash dividends in accordance with the terms of the Amended and Restated Certificate of Incorporation and that certain Certificate of Designations of 6.25% Series B Mandatory Convertible Preferred Stock dated as of January 21, 2015 as in effect on the ARCA Effective Date.

“Existing Senior Notes” means, collectively, (a) the 3.3% Senior Notes due January 23, 2018, issued by the Borrower pursuant to the 2015 Indenture, (b) the 2020 Senior Notes, (c) the 4.95%

Senior Notes due January 23, 2025, issued by the Borrower pursuant to the 2015 Indenture, (d) the 4.10% Senior Notes due March 15, 2022, issued by the Borrower pursuant to the 2012 Indenture, (e) the 7.5% Senior Notes due February 1, 2018, issued by the Borrower pursuant to the 2008 Indenture, (f) the 7.15% Senior Notes due June 1, 2018, issued by the Borrower pursuant to the 1998 Indenture, (g) the 7.125% Senior Notes due October 2017, issued by the Borrower pursuant to the 1995 Indenture and (h) the 7.35% Senior Notes due October 2017, issued by the Borrower pursuant to the 1995 Indenture, in each case outstanding as of the ARCA Effective Date.

“Existing Senior Notes Indentures” means, collectively, the 1995 Indenture, the 1998 Indenture, the 2008 Indenture, the 2012 Indenture and the 2015 Indenture.

“Existing Term Loan Credit Agreement” has the meaning assigned to such term in the Recitals hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of the Original Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Financial Covenants” means those covenants set forth in Section 6.04 and any Additional Financial Covenants included in this Agreement from time to time pursuant to Section 5.09.

“Financial Officer” means the chief financial officer, chief accounting officer, treasurer or controller or any senior vice president in charge of treasury and/or accounting of the Borrower.

“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).

“Fiscal Quarter” means a fiscal quarter of the Borrower, ending on the last day of each March, June, September and December.

“Fiscal Year” means a fiscal year of the Borrower, ending on December 31 of each year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Borrower other than a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Subsidiary substantially all of the assets of which are Equity Interests (or equity and debt interests) in a CFC so long as such Subsidiary does not conduct any business or activity other than the ownership of such equity or debt and does not incur, and is not otherwise liable for, any indebtedness or other liabilities.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Incorporated Provision” has the meaning assigned to such term in Section 5.09(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements related to Property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that the amount of such Indebtedness on any date of determination will be the lesser of (x) the book value of such Property at such date of determination and (y) the amount of such Indebtedness of such other Person), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment and (k) all Disqualified Stock of such Person. The Indebtedness of any Person (i) shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor, and (ii) shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Subsidiary Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAX to (b) Consolidated Interest Expense, in each case, for the period of four consecutive Fiscal Quarters ending on such date.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing which, if in writing, is substantially in the form attached hereto as Exhibit E-2 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, the respective dates that fall every three months after the beginning of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending seven days thereafter or on the date that is one, two, three or six months (or such other period that is twelve months or less requested by the Borrower and consented to by all of the Lenders from time to time) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as applied to any Person, any direct or indirect (a) purchase or other acquisition (including pursuant to any merger or consolidation with any Person) of any Equity Interests, evidences of Indebtedness or other securities of any other Person, (b) loan or advance made by such Person to any other Person, (c) Guarantee, assumption or other incurrence of liability by such Person of or for any Indebtedness of any other Person, (d) capital contribution or other investment by such Person in any other Person or (e) purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit.

“Investment Grade Rating” means (a) a debt rating of BBB- (or better) by S&P or (b) a debt rating of Baa3 (or better) by Moody’s.

“IRS” means the United States Internal Revenue Service.

“Joint Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, Mizuho Bank, Ltd., Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., BMO Capital Markets and Sumitomo Mitsui Banking Corporation.

“Knowledge” means, with respect to the Borrower, the actual knowledge of any Authorized Officer.

“Latest Scheduled Maturity Date” means December 14, 2020.

“Lenders” means the Persons listed on Schedule 1.01A and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire provided to the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBO Rate” means, (a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion) (“LIBOR”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c) if the LIBO Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, as of any date of determination, the sum of (a) the aggregate amount of unrestricted cash and cash equivalents on hand of the Borrower as of such date plus (b) the maximum aggregate principal amount of Revolving Loans that could be borrowed by the Borrower on such date (taking into account the Borrower’s ability to satisfy the conditions set forth in Sections 4.02(a), (b), (d)(ii) and (d)(iii) of the New Credit Agreement, but disregarding any other conditions set forth in Section 4.02 of the New Credit Agreement).

“Loan” has the meaning assigned to such term in Section 2.01.

“Loan Documents” means this Agreement, the Notes (if any), each Subsidiary Guaranty (if any), and all other agreements, instruments and certificates now or hereafter executed and delivered by any Loan Party to, or in favor of, the Administrative Agent or any Lender pursuant to or in connection with any of the foregoing. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, waivers, supplements or other modifications thereto.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor (if any), and “Loan Party” means any one of them.

“Margin Stock” has the meaning given such term in Regulation U.

“Material Acquisition” means any acquisition (or series of related acquisitions) of any Property by the Borrower or any Subsidiary the fair market value of which, or the consideration paid for which, is equal to or greater than $50,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties to fully and timely pay the Obligations when due or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Disposition” means any Disposition (or series of related Dispositions) of any Property by the Borrower or any Restricted Subsidiary that involves the receipt of consideration in excess of $50,000,000.

“Material Indebtedness” means (a) Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000 and (b) Indebtedness under the Prior Revolving Credit Agreement. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, as of any date of determination, each Restricted Subsidiary of the Borrower that:

(a) has assets with a book value representing more than 10% of the book value of the consolidated assets of the Borrower and its Restricted Subsidiaries as of the end of the most recently ended Fiscal Quarter for which a consolidated balance sheet of the Borrower and its Subsidiaries is available immediately prior to such date of determination; and

(b) is responsible for more than 10% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for the most recent period of four consecutive Fiscal Quarters for which a consolidated income statement of the Borrower and its Subsidiaries is available immediately preceding such date of determination;

provided that each such determination of such assets or revenues shall be made after deducting all intercompany transactions which, in accordance with GAAP, would be eliminated in preparing consolidated financial statements for the Borrower and its Restricted Subsidiaries.

“Maturity Date” means the Scheduled Maturity Date; provided that if the Scheduled Maturity Date has been extended to the Latest Scheduled Maturity Date by the terms of such definition but the Borrower has not (a) amended the terms of the Required 2020 Senior Notes to extend the scheduled maturity thereof until no earlier than the date that is 91 days after the Latest Scheduled Maturity Date, (b) Redeemed the Required 2020 Senior Notes (in each case in compliance with Section 6.10) or (c) refinanced the Required 2020 Senior Notes with Permitted Refinancing Indebtedness or Permitted Designated Subsidiary Indebtedness, in each case on or before October 16, 2019, the Maturity Date shall be October 16, 2019.

“Maximum Total Leverage Ratio Requirement” means that, as of the last day of any Fiscal Quarter ending on or after March 31, 2019, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDAX for the period of four consecutive Fiscal Quarters ending on such date will not be greater than (i) 7.50 to 1.00 as of the last day of any Fiscal Quarter ending on or after March 31, 2019 and on or prior to December 31, 2019 and (ii) 6.00 to 1.00 as of the last day of any Fiscal Quarter ending at any time thereafter.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Minimum Consolidated EBITDAX Requirement” means that, as of the last day of any Fiscal Quarter ending during the period from and including June 30, 2016 through December 31, 2018, Consolidated EBITDAX for the period of four consecutive Fiscal Quarters then ending will be at least (a)

$285,000,000 for any period of four consecutive Fiscal Quarters ending on or after June 30, 2016 and on or prior to June 30, 2017; and (b) $350,000,000 for any period of four consecutive Fiscal Quarters ending on or after September 30, 2017 and on or prior to December 31, 2018.

“Minimum Liquidity Amount” means, as of any date of determination, (a) if the Borrower is in compliance as of such date with the Required Financial Measurement, $300,000,000, (b) if (i) the Borrower is not in compliance as of such date with the Required Financial Measurement and (ii) on such date, the aggregate outstanding principal amount of the Loans is less than or equal to $250,000,000, $400,000,000, and (c) if (i) the Borrower is not in compliance as of such date with the Required Financial Measurement and (ii) on such date, the aggregate outstanding principal amount of the Loans is greater than $250,000,000, $500,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA as to which the Borrower or any member of the Controlled Group has or could have any liability.

“Net Cash Proceeds” means, (a) with respect to any Prepayment Event, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Prepayment Event (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable Property and that is required to be repaid in connection with such Prepayment Event (other than Indebtedness under the New Credit Agreement Loan Documents), (B) the out-of-pocket expenses paid to third parties (other than Affiliates) by the Borrower or any Restricted Subsidiary in connection with such Prepayment Event, (C) income taxes paid or reasonably estimated to be actually payable as a result of such Prepayment Event (and after recognizing the effect of any tax gain in connection with such Prepayment Event) during the year that such Prepayment Event occurred or the next succeeding year, (D) all distributions and other payments required to be made to holders of minority interests in Subsidiaries or joint ventures as a result of such Prepayment Event; and (E) amounts provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the Property disposed of in such Prepayment Event during the year that such Prepayment Event occurred or the next succeeding year (provided that to the extent any of such amounts are released to the Borrower or its Restricted Subsidiaries from such reserve or escrow, such released amount shall constitute Net Cash Proceeds); and (b) with respect to any issuance of Equity Interests by the Borrower (including any Prepayment Equity Issuance), the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such issuance over (ii) the out-of-pocket expenses incurred by the Borrower in connection with such issuance, including, without limitation, all legal, accounting, investment banking, title and recording tax expenses, commissions, underwriting discounts and other fees and expenses incurred in connection with such issuance.

“New Credit Agreement” means the Credit Agreement dated as of June 27, 2016 among the Borrower, the New Credit Agreement Administrative Agent, and the other lenders and agents party thereto from time to time (as amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time).

“New Credit Agreement Administrative Agent” means the “Administrative Agent” (or similar term) as defined in the New Credit Agreement.

“New Credit Agreement Loan Documents” means the “Loan Documents” (or similar term) as defined in the New Credit Agreement.

“New Credit Agreement Loans” means the “Loans” (or similar term) as defined in the New Credit Agreement.

“New Credit Agreement Secured Obligations” means the “Secured Obligations” (or similar term) as defined in the New Credit Agreement.

“New Credit Agreement Secured Parties” means the “Secured Parties” (or similar term) as defined in the New Credit Agreement.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loan made by such Lender, substantially in the form of Exhibit F.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any Loan Party to any Credit Party or any indemnified party, whether or not contingent, arising or incurred under this Agreement or any of the other Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Oil and Gas Properties” (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems, power and cogeneration facilities and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided, all references herein to “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower.

“Original Closing Date” means November 17, 2015.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Debt Agreement” means any agreement, instrument or other document governing any Indebtedness for borrowed money of the Borrower or any Restricted Subsidiary (other than intercompany Indebtedness) in an aggregate principal amount exceeding $20,000,000 (with committed but unutilized amounts under such Other Debt Agreement being deemed fully drawn for purposes of measuring such threshold), including, without limitation, the New Credit Agreement.

“Other Provision” means any representation, warranty, affirmative covenant, negative covenant or event of default contained in the Prior Revolving Credit Agreement, in each case, that was not contained in the Prior Revolving Credit Agreement as of the ARCA Effective Date, including any defined terms as used therein, the subject matter of which is more beneficial to the Prior Revolving Lenders than as set forth herein or more restrictive to the Borrower or any Restricted Subsidiary than as set forth herein (and such representation, warranty, covenant, event of default or similar restriction shall be deemed an Other Provision only to the extent that it is more beneficial or more restrictive).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment in Full” means the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) shall have been paid in full in cash.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition (other than a Hostile Acquisition or an acquisition of assets pursuant to an Asset Swap) by the Borrower or any Restricted Subsidiary (other than any Designated Subsidiary) if (a) at the time of and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom, (b) after giving effect to such Acquisition, the Borrower and its Restricted Subsidiaries will be in compliance with Section 6.12, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.10 shall have been taken or will be taken within the time periods set forth therein, (d) after giving effect to such Acquisition and any related incurrence or repayment of Indebtedness occurring in connection therewith, the Borrower is in Pro Forma Financial Covenant Compliance, and, if the aggregate consideration paid in respect of such Acquisition exceeds $25,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer to such effect (and attaching calculations with respect thereto in form and substance reasonably satisfactory to the Administrative Agent), (e) if such Acquisition involves a merger or consolidation of the Borrower or any Restricted Subsidiary with any other Person, such Acquisition is permitted under Section 6.01, and (f) the aggregate consideration paid in respect of such Acquisition, when taken together with the aggregate consideration paid in respect of all other Acquisitions consummated since the ARCA Effective Date, does not exceed the sum of (i) $200,000,000 plus (ii) the Available Amount Basket at the time of such Acquisition.

“Permitted Designated Subsidiary Indebtedness” means Indebtedness permitted by Section 6.03(e).

“Permitted Existing Indebtedness” means (a) Indebtedness of the Borrower and its Restricted Subsidiaries existing as of the ARCA Effective Date and identified on Schedule 6.03, (b) the Indebtedness of the Borrower incurred under the New Credit Agreement (whether incurred on the ARCA Effective Date or thereafter, but for the avoidance of doubt not exceeding the aggregate principal and committed amount thereof as of the ARCA Effective Date) and (c) the Existing Senior Notes.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” means Indebtedness (for purposes of this definition, “New Indebtedness”) incurred in exchange for, or the proceeds of which are used to extend, refinance, replace, defease, discharge, refund or otherwise retire for value any other Indebtedness (for purposes of this definition, the “Refinanced Indebtedness”); provided that (a) the aggregate principal amount (or accreted value, in the case of Indebtedness issued with original issue discount) of the New Indebtedness (including undrawn or available committed amounts) does not exceed, after giving effect to and deducting the amount of any corresponding prepayment required pursuant to Section 2.11(b), the sum of (i) the aggregate principal amount (or accreted value, in the case of Indebtedness issued with original issue discount) of the Refinanced Indebtedness (including undrawn or available committed amounts) plus (ii) an amount necessary to pay all accrued (including, for purposes of defeasance, future accrued) and unpaid interest on the Refinanced Indebtedness and any fees, premiums and expenses related to such exchange or refinancing, (b) the New Indebtedness has a stated maturity that is no earlier than 91 days after the Latest Scheduled Maturity Date, (c) the New Indebtedness has a Weighted Average Life to Maturity that is no shorter than the period beginning on the date of incurrence of the New Indebtedness and ending on the date that is 91 days after the Latest Scheduled Maturity Date, (d) the New Indebtedness (i) has terms substantially similar to those customary in high-yield debt offerings and (ii) does not contain financial maintenance covenants, (e) the New Indebtedness is not incurred or guaranteed by any Restricted Subsidiary other than the Designated Subsidiary (to the extent that the Designated Subsidiary would be able to incur or guarantee such Indebtedness at such time pursuant to Section 6.03(e)) and (f) if the refinanced Indebtedness is subordinated in right of payment to the Obligations, the New Indebtedness is subordinated in right of payment to the Obligations to at least the same extent as the Refinanced Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA as to which the Borrower or any member of the Controlled Group may be or be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Debt Incurrence” means any incurrence by the Borrower or any of its Subsidiaries of (a) any Indebtedness for borrowed money that is not permitted pursuant to Section 6.03 or (b) any Permitted Refinancing Indebtedness.

“Prepayment Disposition” means:

(a) any Disposition (including (x) pursuant to a Sale and Leaseback Transaction and (y) the Disposition of approximately 55,000 net acres of real property located in West Virginia to Antero Resources Corporation or its Affiliates for consideration in an expected amount of approximately $450,000,000 in a transaction described in a press release issued on behalf the Borrower dated June 9, 2016) of any property or asset of the Borrower or any Restricted Subsidiary, other than (i) Dispositions described in Sections 6.08(c), 6.08(e) and 6.08(f) of the New Credit Agreement (as in effect on the ARCA Effective Date), (ii) Dispositions pursuant to Sale and Leaseback Transactions involving equipment and fixtures in accordance with past practices and (iii) other Dispositions in an aggregate amount since the ARCA Effective Date not to exceed $50,000,000; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary with a fair market value immediately prior to such event equal to or greater than $25,000,000 as determined by a Financial Officer acting in good faith.

“Prepayment Equity Issuance” means any issuance by the Borrower of any equity or equity-linked securities other than (a) pursuant to any employment agreement, employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any non-employee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock units, warrants or other equity awards, (b) pursuant to dividend reinvestment programs, (c) equity or equity-linked securities issued or transferred directly as consideration with respect to any acquisition, Disposition or joint venture arrangement permitted hereunder (excluding for the avoidance of doubt any cash or cash equivalents received as proceeds of such issuance or transfer) and (d) Equity Interests issued in lieu of payment of cash dividends on the Existing Preferred Equity Interests in accordance with the terms of the Amended and Restated Certificate of Incorporation and that certain Certificate of Designations of 6.25% Series B Mandatory Convertible Preferred Stock dated as of January 21, 2015 as in effect on the ARCA Effective Date.

“Prepayment Event” means any Prepayment Debt Incurrence, Prepayment Disposition or Prepayment Equity Issuance.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prior Revolving Credit Agreement” means that certain Credit Agreement dated as of December 16, 2013, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders and agents party thereto from time to time ((x) for purposes of the definition of “Specified Refinancing”, as amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified prior to the Original Closing Date or (y) otherwise, as amended by the Prior Revolving Credit Agreement Amendment).

“Prior Revolving Credit Agreement Amendment” means that certain Amendment No. 1 to Credit Agreement, dated as of the ARCA Effective Date, by and among the Borrower, the lenders party thereto, JPMorgan, as administrative agent, each of JPMorgan, Bank of America, N.A. and Wells Fargo Bank, National Association, as issuing banks, and JPMorgan, as swing line lender, which amends the Prior Revolving Credit Agreement.

“Prior Revolving Credit Agreement Loan Documents” means the “Loan Documents” (as defined in the Prior Revolving Credit Agreement).

“Prior Revolving Credit Facility” means the revolving credit facility provided for pursuant to the Prior Revolving Credit Agreement and the other Prior Revolving Credit Agreement Loan Documents.

“Prior Revolving Lenders” means the lenders from time to time party to the Prior Revolving Credit Agreement.

“Pro Forma Financial Covenant Compliance” means, as of any date of determination, with respect to any transaction to occur on such date, (a) the Interest Coverage Ratio, determined as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered or are required to have been delivered pursuant to Section 5.01, after giving effect to such transaction as if such transaction had occurred on the first day of the applicable measurement period, is not less than the required amount set forth in Section 6.04(b); and (b) Liquidity, determined as of such date after giving effect to such transaction, will be at least equal to the Minimum Liquidity Amount as of such date.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned or leased by such Person.

“Public Debt Rating” shall have the meaning assigned to such term in Schedule 1.01B.

“Public Lender” shall have the meaning assigned to such term in Section 9.18.

“Ratable Share” means, as of any date of determination, the ratio (expressed as a percentage) of (a) the aggregate principal amount of the Loans outstanding as of such date to (b) the sum of (i) the aggregate principal amount of the Loans outstanding as of such date plus (ii) the aggregate principal amount of any Senior Notes with a scheduled maturity date before July 1, 2018 outstanding as of such date.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Redemption” means, with respect to any Indebtedness, the redemption, purchase, defeasance, prepayment or other acquisition or retirement for value of such Indebtedness. The term “Redeem” has a meaning correlative thereto.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Released Parties” has the meaning assigned to such term in Section 9.20.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Sections 4043(a) or 302(c) of ERISA or Section 412(c) of the Code.

“Required 2020 Senior Notes” means 2020 Senior Notes in an aggregate principal amount of not less than $765,000,000.

“Required Financial Measurement” means (a) as of the last day of each Fiscal Quarter ending during the period from and including June 30, 2016 through December 31, 2018, the Minimum Consolidated EBITDAX Requirement and (b) as of the last day of each Fiscal Quarter ending during the period from and including March 31, 2019 and thereafter, the Maximum Total Leverage Ratio Requirement.

“Required Lenders” means Lenders having Loans representing more than 50% of the aggregate outstanding principal amount of all Lenders’ Loans at such time.

“Requirement of Law” means as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary. For the avoidance of doubt each Subsidiary Guarantor and each Subsidiary that is not a Specified Subsidiary shall be a Restricted Subsidiary.

“Restrictive Agreement” means any agreement or other arrangement that prohibits, limits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of (i) the Administrative Agent and the other Lenders to secure any of the Obligations (without requiring the Lenders to share any of the Liens securing the Obligations equally and ratably with any of the Senior Notes) or (ii) the New Credit Agreement Administrative Agent and the New Credit Agreement Secured Parties to secure any of the New Credit Agreement Secured Obligations (without requiring the New Credit Agreement Secured Parties to share any of the Liens securing the New Credit Agreement Secured

Obligations equally and ratably with any of the Senior Notes) that, in each case, is more restrictive than the limitation contained in the 2015 Indenture (as in effect on the date hereof) or (b) the ability of any Restricted Subsidiary to pay any dividends or other distributions with respect to its Equity Interests to, or to make or repay any loans or advances to, or to Dispose of any assets to, the Borrower or any Restricted Subsidiary (other than any such limitation arising pursuant to the terms of the Permitted Designated Subsidiary Indebtedness (i) that is solely applicable to any Designated Subsidiary or (ii) that relates solely to the Disposition of Equity Interests in any Designated Subsidiary that are pledged to secure such Permitted Designated Subsidiary Indebtedness).

“Retained Proceeds Amount” means, with respect to any Prepayment Event, the amount (if any) of Net Cash Proceeds from such Prepayment Event not required to be used to prepay the Loans or the Revolving Loans pursuant to Section 2.11(b).

“Revolving Loans” means the “Revolving Loans” (or similar term) under and as defined in the New Credit Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor to the ratings agency business thereof.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority.

“Scheduled Maturity Date” means November 17, 2018; provided that if, on or prior to June 14, 2017, the aggregate principal amount of the Loans outstanding is equal to or less than 50% of the aggregate principal amount of the Loans outstanding as of the ARCA Effective Date, the Scheduled Maturity Date shall be automatically extended to Latest Scheduled Maturity Date.

“SEC” means the United States Securities and Exchange Commission.

“Secured Debt Indenture Exceptions” means, collectively, (a) the provisions set forth in (i) Section 9.8(a) of the 1995 Indenture, (ii) the last sentence of Section 4.3 of the 1998 Indenture, (iii) Section 3.7 of the 2008 Indenture (disregarding for this purpose the exception for Secured Debt (as defined therein) secured by Permitted Liens (as defined therein) contained in such Section 3.7), (iv) Section 3.7 of the 2012 Indenture (disregarding for this purpose the exception for Secured Debt (as defined therein) secured by Permitted Liens (as defined therein) contained in such Section 3.7), (v) to the extent applicable to any series of Senior Notes, Section 3.07 of the 2015 Indenture (disregarding for this purpose the exception for Secured Debt (as defined therein) secured by Permitted Liens (as defined therein) contained in such Section 3.07), and (vi) Section 5.01 of the 2015 First Supplemental Indenture (disregarding for this purpose the exception for Secured Debt (as defined therein) secured by Permitted Liens (as defined therein) contained in such Section 5.01) and (b) any provisions similar to the foregoing contained in any Additional Senior Notes Indentures.

“Senior Notes” means, collectively, the Existing Senior Notes and any additional senior notes issued pursuant to any Additional Senior Notes Indentures.

“Senior Notes Indentures” means, collectively, the Existing Senior Notes Indentures and any Additional Senior Notes Indentures.

“Solvent” means, in reference to any Person, (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities (subordinated, contingent or otherwise); (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities (subordinated, contingent or otherwise), as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities (subordinated, contingent or otherwise), as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the ARCA Effective Date.

“Specified Refinancing” mean the prepayment or repayment of certain (i) commercial paper of the Borrower and (ii) outstanding Indebtedness of the Borrower under the Prior Revolving Credit Agreement.

“Specified Subsidiary” means (a) any Foreign Subsidiary or (b) any Subsidiary of the Borrower that is (or, substantially concurrently with its designation as an “Unrestricted Subsidiary” hereunder, will be) a master limited partnership or limited liability company with partnership tax status that is engaged in midstream activities, or any general partner, managing member or other entity the substantial majority of the assets of which are equity interests in any of the foregoing, but excluding (i) any Subsidiary Guarantors and (ii) any Subsidiary of the Borrower than owns any Hydrocarbon Interests.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Intercompany Note” means a Subordinated Intercompany Note substantially in the form of Exhibit B pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is a party to a Subsidiary Guaranty as a guarantor. As of the ARCA Effective Date, there are no Subsidiary Guarantors. For the avoidance of doubt, no CFC or Foreign Subsidiary Holding Company shall be a Subsidiary Guarantor.

“Subsidiary Guaranty” means a guaranty of the Borrower’s obligations hereunder in substantially the form of Exhibit C or any other form approved by the Administrative Agent and the Borrower.

“Swap Agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Date” means the last day of each Fiscal Quarter.

“Threshold Amount” has the meaning assigned to such term in Section 2.11(b)(i).

“Total Indebtedness” means all Indebtedness of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Trade Date” has the meaning assigned to such term in Section 9.04(e).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means (a) any Specified Subsidiary which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 5.08 and (b) any direct or indirect Subsidiary of any Specified Subsidiary described in clause (a), in each case that meets the following requirements:

(i) such Specified Subsidiary shall have no Indebtedness with recourse to the Borrower or any Restricted Subsidiary;

(ii) such Specified Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding and related transactions are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; provided that the foregoing provision shall not prohibit any agreements with respect to administrative and employee services;

(iii) such Specified Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests of such Person or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results (it being understood that any contractual arrangements between the Borrower or any of its Restricted Subsidiaries and such Specified Subsidiary pursuant to which such Specified Subsidiary sells products or provides services to the Borrower or such Restricted Subsidiary in the ordinary course of business are not included in this clause (B));

(iv) such Specified Subsidiary does not, either individually or together with other Specified Subsidiaries that are designated as Unrestricted Subsidiaries, own or operate, directly or indirectly, all or substantially all of the assets of the Borrower and its Subsidiaries; and

(v) such Specified Subsidiary does not hold any Equity Interest in, or any Indebtedness of, the Borrower or any Restricted Subsidiary.

If at any time any Unrestricted Subsidiary fails to meet the preceding requirements to be an Unrestricted Subsidiary, it shall thereafter be a Restricted Subsidiary for purposes of this Agreement and any Indebtedness, Liens and Investments of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness, Liens or Investments are not permitted to be incurred as of such date hereunder (including under the Financial Covenants), the Borrower shall be in default of the applicable covenant.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(i)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means a Subsidiary of the Borrower of which all issued and outstanding equity interests (excluding directors’ qualifying shares or similar jurisdictional requirements) is directly or indirectly owned by the Borrower.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” is a Borrowing consisting of Eurodollar Loans).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time (including prior to the ARCA Effective Date) amended, restated, supplemented or otherwise modified (subject to, in the case of any amendments, restatements, supplements or modifications effected on or after the ARCA Effective Date, any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding” and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as expressly provided for herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any

Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II

The Credits

SECTION 2.01. Loans. The Borrower and the Lenders acknowledge the making of the term loans on the Original Closing Date pursuant to the Existing Term Loan Credit Agreement (the “Loans”). Loans that are repaid or prepaid may not be reborrowed. Loans may be ABR Loans or Eurodollar Loans as further provided herein.

SECTION 2.02. Loans and Borrowings. (a) [Intentionally Omitted]

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 5 Eurodollar Borrowings at any time outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowing. To request the Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or delivery to the Administrative Agent of a Borrowing Request by facsimile transmission or electronic mail; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Borrowing Request by facsimile transmission or electronic mail. Each such notice must be received (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing; provided, however, that if the Borrower wishes to request Eurodollar Loans having an Interest Period other than seven days, one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of Borrowing or of such conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each such Borrowing Request shall be irrevocable. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of the Borrowing, which shall be a Business Day;

(iii) whether the Borrowing is to consist of ABR Loans or Eurodollar Loans;

(iv) in the case the Borrowing consists of Eurodollar Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Intentionally Omitted]

SECTION 2.05. [Intentionally Omitted]

SECTION 2.06. [Intentionally Omitted]

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date of Borrowing by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. Upon satisfaction of the conditions set forth in Section 4.01, the Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) above and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising the Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in the Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08. Interest Elections. (a) The Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, the Borrower may elect to continue or convert the Loans, or a ratable portion of Loans, to Loans of a different Type or, in the case of Eurodollar Loans, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, facsimile transmission or electronic mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile transmission or electronic mail to the Administrative Agent of a written Interest Election Request signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to comprise ABR Loans or Eurodollar Loans; and

(iv) if any Borrowing is to comprise Eurodollar Loans, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period the group of Loans comprising such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no Loans or portions thereof may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Loan shall be converted to an ABR Loan at the end of the Interest Period applicable thereto.

SECTION 2.09. [Intentionally Omitted].

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made to the Borrower on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender to the Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(e) Any Lender may request that the Loan made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loan evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to optionally prepay the Loans in whole or in part, without premium or penalty, subject to prior notice in accordance with the provisions of this Section 2.11(a). The Borrower shall notify the Administrative Agent by telephonic notice (promptly confirmed by hand delivery, facsimile transmission or electronic mail of such request) of any prepayment under this Section 2.11(a), (i) in the case of prepayment of a Borrowing of Eurodollar Loans, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of a Borrowing of ABR Loans, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02.

(b) Mandatory Prepayments. Within three Business Days after the Borrower or any of its Restricted Subsidiaries receives any Net Cash Proceeds from a Prepayment Event occurring on or after the ARCA Effective Date, the Borrower shall apply such Net Cash Proceeds to prepay the Loans in an amount equal to:

(i) with respect to any Prepayment Disposition, 100% of such Net Cash Proceeds until the date on which all of the Loans are paid in full; provided that until the aggregate principal amount of Loans outstanding equals $375,000,000 (the “Threshold Amount”), the amount of any prepayment of Loans required to be made by the Borrower pursuant to this Section 2.11(b)(i) shall be reduced on a dollar-for-dollar basis by the aggregate amount of prepayments made by the Borrower prior to such date pursuant to Section 2.11(b)(ii) (to the extent not already applied to reduce any other prepayment required under this Section 2.11(b)(i));

(ii) with respect to any Prepayment Debt Incurrence or Prepayment Equity Issuance, 50% of such Net Cash Proceeds until the aggregate principal amount of Loans prepaid on or after the ARCA Effective Date (whether pursuant to this Section 2.11(b) or otherwise) equals the Threshold Amount; and

(iii) with respect to Net Cash Proceeds from any Prepayment Debt Incurrence or Prepayment Equity Issuance in excess of the amount necessary to reduce the aggregate outstanding principal amount of Loans to the Threshold Amount (excluding any such excess Net Cash Proceeds from the first such Prepayment Equity Issuance involving a registered public offering that occurs on or before December 31, 2016), the Ratable Share of such Net Cash Proceeds.

The Borrower shall notify the Administrative Agent of the occurrence of any Prepayment Event at least one (1) Business Day prior to the consummation of such Prepayment Event and such notice shall be accompanied by a reasonably detailed calculation of the anticipated Net Cash Proceeds thereof. Promptly following receipt of such notice, the Administrative Agent shall advise the Lenders of the occurrence of the Prepayment Event and the anticipated Net Cash Proceeds thereof.

(c) On any date on which a Change of Control occurs, if Loans are outstanding, the Borrower shall offer to the Lenders to prepay all Loans then outstanding pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 100.0% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of the prepayment.

(i) Within 30 days following any Change of Control, the Borrower will send notice of such Change of Control Offer to the Administrative Agent, and the Administrative Agent shall promptly mail such notice to each Lender at the address specified for notices in Section 9.01 and in accordance with Section 9.01, with the following information:

(A) that a Change of Control has occurred or will occur (together with the identification of the transaction or transactions that constitute such Change of Control), that a Change of Control Offer is being made pursuant to this Section 2.11(c) and that all Loans properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Borrower;

(B) the prepayment price and date of prepayment, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered (the “Change of Control Payment Date”);

(C) that any Loans not properly accepted for prepayment pursuant to this Section 2.11(c) will remain outstanding and continue to accrue interest;

(D) that unless the Borrower defaults in the payment of the Change of Control Payment, all Loans accepted for prepayment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(E) that Lenders electing to tender Loans pursuant to the Change of Control Offer will be required to notify the Administrative Agent thereof prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(F) that the Lenders will be entitled to withdraw their election to require the Borrower to prepay such Loans, provided that the Administrative Agent receives, not later than the close of business on the 5th Business Day preceding the date of the Change of Control Offer notice, a written notice setting forth the name of the Lender, the principal amount of Loans accepted for prepayment, and a statement that such Lender is withdrawing its election to have such Loans prepaid; and

(G) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.

(ii) On the Change of Control Payment Date, the Borrower will:

(A) prepay all Loans, or portions thereof, accepted for prepayment in accordance with this Section 2.11(c) pursuant to the Change of Control Offer by depositing with the Administrative Agent an amount equal to the aggregate Change of Control Payment in respect of all Loans or portions thereof so accreted for prepayment, and

(B) deliver, or cause to be delivered, to the Administrative Agent an officer’s certificate stating that such Loans or portions thereof have been prepaid.

Notwithstanding the foregoing, the Borrower shall not be required to make a Change of Control Offer following a Change of Control if (I) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of this Section 2.11(c) and prepays all Loans validly accepted for prepayment under such Change of Control Offer or (II) a notice of prepayment with respect to the Loans has been given pursuant to this Agreement and the prepayment date specified in such notice is the date on which such Change of Control is consummated, unless and until there is a default in such prepayment. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing, or, in the case of a prepayment in accordance with clause (c) above, pro rata in accordance with the aggregate principal amount of Loans accepted for prepayment. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12. Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent. Such fees shall be paid on the dates due, in immediately available funds and to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans or any portion thereof comprising ABR Loans at any time shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans or any portion thereof comprising Eurodollar Loans at any time shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) [Intentionally Omitted]

(d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder; provided that, during the existence of any Event of Default described in Section 7.01(g) or 7.01(h), the interest rates set forth in clauses (i) and (ii) shall be applicable to all Loans and other amounts outstanding hereunder without any election or action on the part of the Administrative Agent or any Lender.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the Maturity Date; provided that (i) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest; Illegality.

(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b) If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, setting forth in reasonable detail the calculation of such amount or amounts, shall be delivered to the Borrower and shall be rebuttable presumptive evidence of such amount or amounts. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted

LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.17. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Subsidiary Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirements of Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or any Subsidiary Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any Subsidiary Guarantor to a Governmental Authority pursuant to this Section 2.17, the Borrower or any Subsidiary Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or any Subsidiary Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded

Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(i)(A), (i)(B) and (i)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Original Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “applicable Requirements of Law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices referred to in Section 9.01, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) The Borrower hereby irrevocably authorizes the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Obligations due and payable to such Lender hereunder and under the other Loan Documents resulting in such Lender receiving payment of a greater proportion of the aggregate amount of the Obligations due and payable to such Lender hereunder and under the other Loan Documents and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable Requirements of Law, and (v) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. An assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and the Lender required to make such assignment and delegation need not be a party thereto (it being understood and agreed that such Lender shall not be deemed to make the representations and warranties in such Assignment and Assumption if such Lender has not executed such Assignment and Assumption).

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders on and as of the ARCA Effective Date that:

SECTION 3.01. Organization; Powers. The Borrower and each of its Restricted Subsidiaries are duly organized or validly formed, validly existing and in good standing under the laws of the jurisdictions of their organization or formation and have all requisite authority to conduct their respective businesses in each jurisdiction in which the failure to have such authority, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Restricted Subsidiaries have full power and authority to carry on their business as now conducted.

SECTION 3.02. Authorization and Validity. The Borrower and each Subsidiary Guarantor has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower and each Subsidiary Guarantor of the Loan Documents to which it is a party have been duly authorized by proper organizational proceedings, and the Loan Documents to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower or such Subsidiary Guarantor in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights and subject to general principles of equity, regardless of whether considered in a proceeding in equity or law, and obligations of good faith and fair dealing.

SECTION 3.03. Financial Condition. (a) The audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as of December 31, 2015 (which were heretofore delivered to the Administrative Agent and the Lenders) (i) were prepared in accordance with GAAP in effect on the date such statements were prepared, and (ii) fairly present in all material respects the financial position of the Borrower and its consolidated Subsidiaries at such dates and the consolidated results of their operations and their consolidated cash flows for the periods then ended.

(b) The unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as of March 31, 2016 (which were heretofore delivered to the Administrative Agent and the Lenders) (i) were prepared in accordance with GAAP in effect on the date such statements were prepared (subject to normal year end audit adjustments and the absence of footnotes), and (ii) fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries, at such dates and the consolidated results of operations for the periods then ended.

(c) Since December 31, 2015, no material adverse effect on the business, Property, financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole has occurred.

SECTION 3.04. ERISA. Each Plan is in material compliance with, and has been administered in material compliance with, all applicable provisions of ERISA, the Code and any other applicable federal or state law, except where the failure to so comply would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, and no event or condition has occurred and is continuing as to which the Borrower is under an obligation to furnish a report to the Administrative Agent and the Lenders under Section 5.01(e) and which would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect.

SECTION 3.05. Defaults. No Default or Event of Default has occurred and is continuing.

SECTION 3.06. Accuracy of Information. (a) No written information, exhibit or report (other than projections and information of a general economic or industry-specific nature) furnished by the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of the Existing Term Loan Credit Agreement or this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole, contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) all projections furnished by the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of the Existing Term Loan Credit Agreement or this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole, have been or will be prepared in good faith based upon reasonable assumptions at the time such projections were so furnished.

SECTION 3.07. Regulation U. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Margin Stock constitutes less than 25% of the consolidated assets of the Borrower and its Subsidiaries which are subject to any limitation on sale or pledge or any other restriction hereunder. No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation U or for any other purpose that entails a violation of Regulation U.

SECTION 3.08. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. Liens. There are no Liens on any of the properties or assets of the Borrower or any Restricted Subsidiary except Permitted Liens. All easements, rights of way, licenses and other real property rights required for operation of the businesses of the Borrower and its Restricted Subsidiaries are owned free and clear of any Lien, other than Permitted Liens.

SECTION 3.10. Litigation. Except as set forth in the Borrower’s filings with the SEC prior to the ARCA Effective Date or as otherwise disclosed in writing prior to the ARCA Effective Date to the Administrative Agent for distribution to the Lenders, there are no actions, suits or proceedings pending or, to the Knowledge of Borrower, threatened in writing against Borrower, any of its Subsidiaries or against any of their respective properties or assets which would reasonably expected to have (individually or collectively) a Material Adverse Effect.

SECTION 3.11. No Conflict. Neither the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, nor compliance with the provisions thereof nor the consummation of the transactions therein contemplated will (a) breach or violate any applicable Requirement of Law or (b) conflict with or result in the breach of any of the terms, conditions or provisions of, or constitute a default under or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its property or assets pursuant to the terms of, (i) the New Credit Agreement, the Senior Notes, any Senior Notes Indenture, the Prior Revolving Credit Agreement or any other indenture, agreement or instrument evidencing or governing Material Indebtedness or (ii) any other indenture, agreement or other instrument to which the Borrower or any of its Restricted Subsidiaries is party or by which any property or asset of it or any of its Restricted Subsidiaries is bound or to which it is subject, except for breaches, violations and defaults under clauses (a) and (b)(ii) that collectively for the Loan Parties would not have a Material Adverse Effect or (c) violate the charter or bylaws or other organizational documents of the Borrower or any Restricted Subsidiary.

SECTION 3.12. Governmental Approvals. No authorization, consent, approval, license or exemption of, or filing or registration with, any Governmental Authority is necessary to have been made or obtained by any Loan Party for the valid execution, delivery and performance by such Loan Party of any Loan Document to which it is a party or the consummation of the Transactions, except (a)

those that have been obtained and are in full force and effect, (b) filings, notifications and registrations necessary to perfect Liens created under the Loan Documents and (c) such matters relating to performance as would ordinarily be done in the ordinary course of business after the ARCA Effective Date.

SECTION 3.13. Investment Company Status. None of the Borrower nor any Subsidiary Guarantor is an “investment company” or “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.14. Compliance with Laws and Orders. The Borrower and its Restricted Subsidiaries have all franchises, licenses and permits necessary for the conduct of their respective businesses, and are in compliance with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they or their respective properties are subject, except to the extent that failure to have, maintain or comply with any of the foregoing, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. Anti-Terrorism Laws. Each of the Borrower and its Subsidiaries is in compliance in all material respects with all Anti-Terrorism Laws applicable to it or its properties.

SECTION 3.16. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and, to the Knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or any Subsidiary, or (b) to the Knowledge of the Borrower, any of the directors, officers, employees or agents of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or Sanctions.

SECTION 3.17. Insurance. The properties of the Borrower and its Subsidiaries are insured with insurance companies of recognized financial responsibility, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

SECTION 3.18. Solvency. (a) Immediately following the consummation of the transactions to occur on the ARCA Effective Date, including the making of the New Credit Agreement Loans and the application of the proceeds thereof, the Borrower and its Subsidiaries are, on a consolidated basis, Solvent.

(b) The Borrower does not intend to, nor will it permit any of its Subsidiaries to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.19. Properties.

(a) The Borrower and each of its Restricted Subsidiaries has good and defensible title to its material Oil and Gas Properties and good title to, or valid leasehold interests in, licenses of, or rights to use, all its material personal Properties, in each case, except for those which the failure to have such title or leasehold interest, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Restricted Subsidiaries owns its Oil and Gas Properties, in each case, free and clear of all Liens other than Permitted Liens.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower or any Restricted Subsidiary, including all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Restricted Subsidiaries to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or Properties would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.20. Use of Proceeds. The proceeds of the Borrowing were used solely (i) to effect the Specified Refinancing and (ii) for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries.

SECTION 3.21. Priority Status. Neither the Borrower nor any other Restricted Subsidiary has taken any action which would cause the claims of unsecured creditors of the Borrower or of any other Restricted Subsidiary, as the case may be (other than claims of such creditors to the extent that they are statutorily preferred or Permitted Liens), to have priority over the claims of the Administrative Agent and the Lenders against the Borrower under this Agreement or the other Loan Documents.

SECTION 3.22. No Restrictive Agreements. The Borrower and its Restricted Subsidiaries are not subject to any Restrictive Agreements other than Restrictive Agreements permitted by Section 6.06.

SECTION 3.23. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01. Additional Conditions Precedent to ARCA Effective Date. This Agreement shall become effective on and as of the first date on which each of the conditions set forth in the Amendment and Restatement Agreement, including the conditions below, is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received (in each case, in form and substance acceptable to the Administrative Agent):

(i) appropriate Lien search results or certificates (including UCC search certificates) as of a recent date reflecting no prior Liens encumbering the assets of the Borrower or any Restricted Subsidiary other than those being released on or prior to the ARCA Effective Date or Permitted Liens;

(ii) a certificate of the secretary or assistant secretary of the Borrower, dated the ARCA Effective Date, certifying:

(A) that attached to such certificate are (1) a true and complete copy of the certificate of incorporation and bylaws of the Borrower, as in full force and effect on the ARCA Effective Date and (2) a true and complete copy of a certificate from the appropriate Governmental Authority of the jurisdiction of incorporation of the Borrower certifying that the Borrower is validly existing and in good standing in such jurisdiction, dated a recent date prior to the ARCA Effective Date;

(B) that attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the execution and delivery of the Amendment and Restatement Agreement and the performance of the transactions contemplated hereby and thereby; and

(C) as to the incumbency and specimen signature of each officer of the Borrower executing the Amendment and Restatement Agreement;

(iii) favorable, signed opinions (addressed to the Administrative Agent and the Lenders and dated the ARCA Effective Date) of Latham & Watkins LLP, counsel for the Borrower, covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated hereby as the Administrative Agent shall reasonably request;

(iv) a certificate of an Authorized Officer of the Borrower dated the ARCA Effective Date, certifying:

(A) that the representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality or reference to Material Adverse Effect in the text thereof, that such representations and warranties are true and correct in all respects) on and as of the ARCA Effective Date, except to the extent made as of a specific date, which representations and warranties shall be true and correct in all material respects as of such specific date (or, in the case of any such representation and warranties that are qualified as to materiality or Material Adverse Effect in the text thereof, such representations and warranties being true and correct in all respects as of such specific date);

(B) that at the time of and immediately after giving effect to the Credit Extensions to be made on the ARCA Effective Date, no Default or Event of Default has occurred and is continuing; and

(C) as to the matters described in Sections 4.01(b), 4.01(e) and 4.01(f);

(v) such Reserve Reports (as defined in the New Credit Agreement) and environmental reports as are delivered to the New Credit Agreement Administrative Agent as a condition to effectiveness of the New Credit Agreement;

(vi) a certificate of the chief financial officer of the Borrower demonstrating that, immediately following the consummation of the transactions to occur on the ARCA Effective Date, including the making of the New Credit Agreement Loans and the application of the proceeds thereof, the Borrower and its Subsidiaries are, on a consolidated basis, Solvent.

(vii) a certificate of a Financial Officer demonstrating that, after giving effect to the Transactions, the Borrower is in compliance on a pro forma basis with Sections 6.04(a) and (b) as of the ARCA Effective Date;

(viii) the annual forecast for each of (A) the Fiscal Year ending December 31, 2016 and (B) the Fiscal Year ending December 31, 2017; and

(ix) evidence that the conditions precedent to the effectiveness of the New Credit Agreement and the Prior Revolving Credit Agreement Amendment have been satisfied and to the making of the New Credit Agreement Loans as of the ARCA Effective Date have been satisfied.

(b) There shall not have occurred any material adverse condition or material adverse change in or affecting the business, property, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, since December 31, 2015.

(c) If requested by the Administrative Agent or any Lender at least five (5) Business Days prior to the ARCA Effective Date, the Administrative Agent or such Lender shall have received all documentation and other information required by regulatory authorities or as may be required by the internal policies of the Administrative Agent or such Lender with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(d) The Administrative Agent, the Joint Lead Arrangers and the Lenders shall have received all fees and other amounts due and payable to them on or prior to the ARCA Effective Date, including, to the extent invoiced at least one Business Day prior to the ARCA Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document (including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent).

(e) All consents or approvals required to be obtained from any Governmental Authority in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect.

(f) No action or proceeding against the Borrower or its Properties is pending or threatened in any court or before any Governmental Authority seeking to enjoin or prevent the consummation of the transactions contemplated hereby.

Without limiting the generality of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed ARCA Effective Date specifying its objection thereto.

ARTICLE V

Affirmative Covenants

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) As soon as available, but in any event in accordance with then-applicable Requirements of Law and not later than 90 days after the close of each of its Fiscal Years, audited consolidated financial statements of the Borrower and its Subsidiaries for such Fiscal Year, including its consolidated balance sheet as at the end of such Fiscal Year and related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, and prepared in accordance with GAAP and accompanied by an unqualified (as to going concern or the scope of the audit) opinion of independent certified public accountants of recognized standing, which opinion shall state that such audit was conducted in accordance with generally accepted auditing standards and said financial statements fairly present, in all material respects, the financial condition and results of operation of the Borrower and its consolidated Subsidiaries on a consolidated basis as at the end of, and for, such Fiscal Year in accordance with GAAP consistently applied.

(b) As soon as available, but in any event in accordance with then-applicable Requirements of Law and not later than 45 days after the close of each of the first three Fiscal Quarters of each of its Fiscal Years, unaudited consolidated financial statements of the Borrower and its Subsidiaries for such Fiscal Quarter, including its consolidated unaudited balance sheets as at the end of such Fiscal Quarter and related consolidated unaudited statements of income, stockholders’ equity and cash flows for such Fiscal Quarter and the then-elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by the chief financial officer or chief accounting officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis as at the end of, and for, the period covered thereby in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Simultaneously with the delivery of each set of financial statements referred to in Sections 5.01(a) and 5.01(b), a Compliance Certificate with respect to the fiscal period covered by such financial statements.

(d) If, as of the last day of any fiscal period of the Borrower, (i) any of the consolidated Subsidiaries of the Borrower have been designated as Unrestricted Subsidiaries, then concurrently with any delivery of financial statements under Section 5.01(a) or 5.01(b), as applicable, a certificate of a Financial Officer setting forth consolidating spreadsheets that show all consolidated Unrestricted Subsidiaries and the eliminating entries and (ii) the Borrower does not have an Investment Grade Rating, then concurrently with any delivery of financial statements under Section 5.01(a) or 5.01(b), as applicable, a certificate of a Financial Officer certifying that, except as disclosed in the Borrower’s filings with the SEC, in the Borrower’s judgment, there are no actions at law or in equity pending or, to the Knowledge of the Borrower, threatened involving the likelihood of any judgment or liability against the Borrower or any Subsidiary which would reasonably be expected to have a Material Adverse Effect.

(e) As soon as possible and in any event within ten (10) Business Days after the Borrower has Knowledge that any of the events or conditions specified below has occurred or exists with respect to any Plan or Multiemployer Plan, a statement, signed by a Financial Officer, describing said event or condition and the action which the Borrower or applicable member of the Controlled Group proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by the Borrower or applicable member of the Controlled Group with respect to such event or condition):

(i) the occurrence of any Reportable Event, or any waiver shall be requested under Section 412(c) of the Code with respect to any Plan;

(ii) the receipt by the Borrower or any member of the Controlled Group from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan or the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or any action taken by the Borrower or any member of the Controlled Group to terminate any Plan under Section 4041(c) of ERISA or the Borrower or any member of the Controlled Group incurs any liability under Title IV of ERISA with respect to the termination of any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any member of the Controlled Group of a notice from any Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any member of the Controlled Group that could reasonably be expected to result in liability of the Borrower or such Controlled Group member under Title IV of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) having a Material Adverse Effect, or the receipt by the Borrower or any member of the Controlled Group of a notice from a Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the receipt by the Borrower or any member of the Controlled Group of any notice or the receipt by any Multiemployer Plan from the Borrower or any member of the Controlled Group of any notice concerning the imposition of any liability arising from a complete or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in endangered, critical or critical and declining status, in any case under this subclause (v) that would reasonably be expected to result in a liability to the Borrower or a member of the Controlled Group having a Material Adverse Effect;

(vi) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any member of the Controlled Group to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; or

(vii) the adoption of an amendment to any Plan that would result in the loss of tax exempt status of the trust of which such Plan is a part if the Borrower or any member of the Controlled Group fails to timely provide security to the Plan in accordance with the provisions of Sections 436 of the Code and Section 206 of ERISA.

(f) Promptly upon the filing thereof, copies of all registration statements (other than Form S-8 or any similar form) and annual (other than Form 11-K or any similar form), quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the SEC.

(g) Promptly upon the furnishing thereof to all shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so furnished.

(h) Promptly upon receipt thereof, one copy of each written audit report submitted to the Borrower or any Subsidiary by independent accountants resulting from (i) any annual or interim audit submitted after the occurrence and during the continuance of a Default or Event of Default and (ii) any special audit submitted at any time, in each case, made by them of the books of the Borrower or any Subsidiary.

(i) As soon as available, and in any event (i) within 60 days after the beginning of each Fiscal Year, an annual forecast with respect to such Fiscal Year and the immediately succeeding Fiscal Year and (ii) within 30 days after the beginning of each Fiscal Quarter (other than the Fiscal Quarter ending March 31) of each Fiscal Year, an update to the annual forecast for such Fiscal Year delivered pursuant to Section 4.01(a)(ix) or this Section 5.01(i).

(j) Promptly, and in any event within five (5) Business Days, copies of any Reserve Reports (as defined in the New Credit Agreement) that are delivered to the New Credit Agreement Administrative Agent pursuant to the New Credit Agreement.

(k) Promptly, and in any event within five (5) Business Days, after an Authorized Officer obtains Knowledge thereof, notice of the occurrence of a Default or Event of Default, specifying the nature thereof and what action the Borrower proposes to take with respect thereto.

(l) Promptly, and in any event within ten (10) Business Days, after an Authorized Officer obtains Knowledge thereof, (i) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Borrower or any Subsidiary which, in the opinion of the Borrower’s management, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect and (ii) the institution of any proceeding against any Loan Party or any of its Restricted Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any law, rule or regulation (including any Environmental Law) which would reasonably be expected to have a Material Adverse Effect.

(m) Such other information (including nonfinancial information) as the Administrative Agent or any Lender may from time to time reasonably request.

Documents or information required to be delivered or provided pursuant to Section 5.01(a), (b), (e), (f) and (g) (to the extent any such documents or information are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts the materials containing such documents or information, or provides a link thereto, on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide to the Administrative Agent (whether by hand delivery, facsimile transmission or electronic mail) copies of the certificates of the Borrower’s chief financial officer or chief accounting officer required by Sections 5.01(b) and (c).

SECTION 5.02. Books and Records; Inspection Rights. The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain a system of accounting, and keep proper books of record and account, in order to permit the preparation of financial statements in accordance with GAAP. The Borrower will, and will cause each of the Restricted Subsidiaries to, permit the Administrative Agent or any Lender, at its own expense, by its representatives and agents, to inspect any of the properties, books and financial records of the Borrower and each Restricted Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Restricted Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Restricted Subsidiary with, and to be advised as to the same by, their respective officers and independent public accountants at such reasonable times and intervals during regular business hours as the Administrative Agent or such Lender may designate; provided that any non-public information obtained by any Person during any such visitation, inspection, examination or discussion shall be treated as confidential information in accordance with Section 9.12.

SECTION 5.03. Conduct of Business; Existence. (a) The Borrower will, and will cause each Restricted Subsidiary to, maintain as their principal business, taken as a whole, the exploration, production, transportation, distribution, refinement, processing, storage, marketing and gathering of oil and other hydrocarbons and petroleum, and natural, synthetic or other gas and such activities related, ancillary or incidental thereto.

(b) The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to maintain, preserve and keep in full force and effect (i) its existence and (ii) the rights, licenses, permits, privileges and franchises necessary or desirable to the conduct of its business, except for any failure to so maintain, preserve or keep in full force and effect the existence of any Restricted Subsidiary (other than any Subsidiary Guarantor) or any item listed in clause (ii) that could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation or sale of assets permitted under Section 6.01.

SECTION 5.04. Maintenance of Insurance. The Borrower and its Subsidiaries shall maintain (with insurance companies of recognized financial responsibility) or cause to be maintained (including through self-insurance) insurance with respect to their property and business against such liabilities and risks, in such types and amounts and with such deductibles or self-insurance risk retentions, in each case as are in accordance with customary industry practice for companies engaged in similar businesses operating in the same or similar locations as the Borrower and its Subsidiaries (taken as a whole).

SECTION 5.05. Payment of Taxes and Other Obligations. The Borrower will, and will cause each Subsidiary to, promptly pay and discharge, before the same shall become delinquent, all Taxes, assessments and governmental charges or levies imposed upon the Borrower or such Subsidiary, or upon or in respect of all or any part of the property and business of the Borrower or such Subsidiary, and all due and payable claims for work, labor or materials which, if unpaid, might become a Lien upon any property of the Borrower or any Subsidiary (other than claims against any such Subsidiary in a proceeding under any bankruptcy or similar law), except to the extent that (a) the validity thereof shall concurrently be contested in good faith by appropriate proceedings and the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Compliance with Laws.

(a) The Borrower shall, and shall cause each member of the Controlled Group to, comply with respect to each Plan and Multiemployer Plan, with all applicable provisions of ERISA and the Code, except to the extent that any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will, and will cause each Restricted Subsidiary to, (i) comply with all Requirements of Law applicable to it or its property (including Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, except in the case of each of clauses (i) and (ii) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.07. Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, do all things necessary to maintain, preserve, protect and keep its properties (whether owned in fee or a leasehold interest) in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable or failure to so maintain, preserve, protect or keep its properties could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Designation of Unrestricted Subsidiaries; Redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary pursuant to this Section 5.08, each Specified Subsidiary shall be classified as a Restricted Subsidiary.

(b) If the Borrower designates any Specified Subsidiary as an Unrestricted Subsidiary pursuant to paragraph (c) below, the Borrower shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the consolidated assets of such Subsidiary.

(c) The Borrower may designate, by written notice to the Administrative Agent, any Specified Subsidiary to be an Unrestricted Subsidiary if (i) before and after giving effect to such designation, no Default or Event of Default shall exist, (ii) the Borrower shall be in pro forma compliance with the Financial Covenants both before and after giving effect to such designation, (iii) the deemed Investment by the Borrower in such Unrestricted Subsidiary resulting from such designation would be permitted to be made at the time of such designation under Section 6.05 and (iv) such Specified

Subsidiary otherwise meets the requirements set forth in the definition of “Unrestricted Subsidiary”. Such written notice shall be accompanied by a certificate of a Financial Officer, certifying as to the matters set forth in the preceding sentence.

(d) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, after giving effect to such designation: (i) the representations and warranties of the Loan Parties contained in each of the Loan Documents are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality in the text thereof, such representations and warranties must be true and correct in all respects) on and as of the date of such designation as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default or Event of Default would exist, (iii) any Indebtedness of such Subsidiary (which shall be deemed to be incurred by a Restricted Subsidiary as of the date of designation) is permitted to be incurred as of such date under Section 6.03 and (iv) any Liens on Property of such Subsidiary (which shall be deemed to be created or incurred by a Restricted Subsidiary as of the date of designation) are permitted to be created or incurred as of such date under Section 6.02.

(e) Notwithstanding the foregoing or anything to the contrary contained herein, no Subsidiary Guarantor shall be an Unrestricted Subsidiary.

SECTION 5.09. More Favorable Financial Covenants; Prior Revolving Credit Agreement Provisions.

(a) If, at any time after the ARCA Effective Date, (x) any Other Debt Agreement includes one or more Additional Financial Covenants (including, for the avoidance of doubt, as a result of any amendment, supplement, waiver or other modification to any Other Debt Agreement causing it to contain one or more Additional Financial Covenants) or (y) the Prior Revolving Credit Agreement is amended, supplemented, waived or otherwise modified to include any Other Provisions, then (i) on or prior to the third Business Day following the effectiveness of any such Additional Financial Covenants or Other Provisions, as applicable, the Borrower shall notify the Administrative Agent thereof, and (ii) whether or not the Borrower provides such notice, the terms of this Agreement shall, without any further action on the part of the Borrower, the Administrative Agent or any Lender, be deemed to be amended automatically to include each Additional Financial Covenant and each Other Provisions, as applicable in this Agreement, mutatis mutandis effective as of the date when such Additional Financial Covenant became effective under such Other Debt Agreement or Other Provision becomes effective under the Prior Revolving Credit Agreement, as applicable. The Borrower further covenants to promptly execute and deliver at its expense an amendment to this Agreement in form and substance reasonably satisfactory to the Required Lenders evidencing the amendment of this Agreement to include such Additional Financial Covenants or such Other Provisions, as applicable, in this Agreement; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 5.09(a), but shall merely be for the convenience of the parties hereto.

(b) If at any time after this Agreement is amended pursuant to Section 5.09(a) to include any Additional Financial Covenant contained in any Other Debt Agreement or any Other Provision contained in the Prior Revolving Credit Agreement (each, an “Incorporated Provision”), such Incorporated Provision ceases to be in effect under, or is deleted from, such Other Debt Agreement or the Prior Revolving Credit Agreement, as applicable, or is amended or modified for the purposes of such Other Debt Agreement or the Prior Revolving Credit Agreement, as applicable, so as to become less restrictive with respect to the Borrower or any of its Restricted Subsidiaries, then (i) on or prior to the third Business Day following the effectiveness of any such cessation, deletion, amendment or modification, the Borrower shall notify the Administrative Agent thereof, and (ii) whether or not the Borrower provides such notice, so long as no Default or Event of Default in respect of such Incorporated Provision shall be in existence, the terms of this Agreement shall, without any further action on the part of the Borrower, the Administrative Agent or any Lender, be deemed to be amended automatically to delete such Incorporated Provision or incorporate the same amendments or modifications to such Incorporated Provision, as applicable, mutatis mutandis effective as of the date when such Incorporated Provision ceased to be in effect under, or was deleted from, or was amended or modified in such Other Debt Agreement or the Prior Revolving Credit Agreement, as applicable. Upon the request of the Borrower, the Required Lenders will execute and deliver an amendment to this Agreement to delete or similarly amend or modify, as the case may be, such Incorporated Provision as in effect in this Agreement. Notwithstanding the foregoing, no amendment to this Agreement pursuant to this Section 5.09(b) as the result of any Incorporated Provision ceasing to be in effect or being deleted, amended or otherwise modified shall cause any covenant or Event of Default in this Agreement to be less restrictive as to the Borrower or any Restricted Subsidiary than such covenant or Event of Default as contained in this Agreement as in effect on the ARCA Effective Date, and as amended, supplemented or otherwise modified thereafter (other than as the result of the application of Section 5.09 (a)).

SECTION 5.10. Additional Guarantors.

(a) If any Restricted Subsidiary Guarantees, borrows, incurs or grants a Lien to secure any Indebtedness under any Other Debt Agreement (other than any Guarantee or incurrence of Indebtedness by the Designated Subsidiary of Permitted Designated Subsidiary Indebtedness), the Borrower shall, contemporaneously with the provision of such Guarantee, borrowing, incurrence or granting of a Lien, cause such Restricted Subsidiary to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed Subsidiary Guaranty or supplement to a Subsidiary Guaranty, (ii) deliver to the Administrative Agent such opinions, organizational and authorization documents and certificates of the type referred to in Section 4.01(c) as may be reasonably requested by the Administrative Agent, and (iii) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

SECTION 5.11. Use of Proceeds. The proceeds of the Loans were used solely (i) to effect the Specified Refinancing and (ii) for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries. No part of the proceeds of any Loan were used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

ARTICLE VI

Negative Covenants

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Fundamental Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, merge or consolidate with or into any other Person or permit any other Person to merge or consolidate with or into it, or liquidate or dissolve, and the Borrower will not Dispose of (whether in one transaction or a series of transactions and whether directly or indirectly) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries on a consolidated basis; provided that:

(a) any Restricted Subsidiary may merge or consolidate with or into the Borrower so long as the Borrower is the surviving or continuing Person;

(b) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary; provided that if such merger or consolidation involves a Subsidiary Guarantor, a Subsidiary Guarantor shall be the surviving or continuing Person;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary; provided that if such Disposition is by a Subsidiary Guarantor, a Loan Party shall be the acquirer of such assets;

(d) any Disposition permitted by Section 6.08 and any merger or consolidation the purpose of which is to effect a Disposition permitted by Section 6.08 may be consummated;

(e) any Person (other than the Borrower or a Restricted Subsidiary) may merge with or into the Borrower or any Restricted Subsidiary in connection with any Permitted Acquisition; provided that (A) if such merger or consolidation involves the Borrower, the Borrower shall be the surviving or continuing Person and (B) if such merger or consolidation involves a Subsidiary Guarantor, a Subsidiary Guarantor shall be the surviving or continuing Person; and

(f) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders and (ii) if such Restricted Subsidiary is a Loan Party, all of the assets of such Restricted Subsidiary shall be transferred to another Loan Party after giving effect to such liquidation or dissolution.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except for the following (collectively, “Permitted Liens”):

(a) Liens created pursuant to any New Credit Agreement Loan Document;

(b) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty or, provided the Borrower or any Restricted Subsidiary knew or should have known of such Liens, are being actively contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books in accordance with GAAP;

(c) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, operators’, royalty, surface damages and mechanics’ liens and other similar liens, including Liens under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, gathering agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business, in each case, arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings;

(d) Liens incurred in the ordinary course of business (i) arising out of pledges or deposits under workmen’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, (ii) to secure the performance of letters of credit, bids, tenders, sales contracts, leases (including rent security deposits), statutory obligations, surety, appeal and performance bonds, joint operating agreements or other similar agreements and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property or (iii) consisting of deposits which secure public or statutory obligations of the Borrower or any Restricted Subsidiary, or surety, custom or appeal bonds to which the Borrower or any Restricted Subsidiary is a party, or the payment of contested taxes or import duties of the Borrower or any Restricted Subsidiary;

(e) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Restricted Subsidiaries;

(f) attachment, judgment and other similar Liens arising in connection with court proceedings that would not constitute an Event of Default;

(g) Liens on property of a Restricted Subsidiary securing obligations of such Restricted Subsidiary owing to the Borrower or a Wholly-Owned Subsidiary;

(h) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 6.03(d), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(i) Liens existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the ARCA Effective Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Liens shall secure only those obligations which they secure on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(j) any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Borrower or any Restricted Subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Borrower or any Restricted Subsidiary;

(k) easements or reservations in respect of any property of the Borrower or any Restricted Subsidiary for the purpose of rights-of-way and similar purposes, reservations, restrictions, covenants, party wall agreements, conditions of record and other encumbrances (other than to secure the payment of money) and minor irregularities or deficiencies in the record and evidence of title, which in the reasonable opinion of the Borrower (at the time of the acquisition of the property affected or subsequently) will not interfere in any material way with the proper operation and development of the property affected thereby;

(l) Liens existing on the ARCA Effective Date and set forth on Schedule 6.02, and any extensions, renewals and replacements thereof, so long as there is no increase in the Indebtedness secured thereby (other than amounts incurred to pay costs of renewal and replacement) and no additional property (other than accessions, improvements and replacements in respect of such property) is subject to such Lien;

(m) rights of lessors under oil, gas or mineral leases arising in the ordinary course of business;

(n) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(o) Liens which may attach after the ARCA Effective Date to undeveloped real estate not containing oil or gas reserves in the ordinary course of the Borrower’s real estate sales, development and rental activities;

(p) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(q) any interest or title of a lessor under any lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(r) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases;

(s) Liens on cash and cash equivalents in an aggregate amount not to exceed $100,000,000 at any time (i) in favor of counterparties to Swap Agreements to secure obligations under such Swap Agreements (other than Secured Swap Obligations (as defined in the New Credit Agreement)) and (ii) in favor of issuing banks to secure obligations in respect of letters of credit issued by such issuing banks (other than Letters of Credit (as defined in the New Credit Agreement));

(t) Liens (to the extent not securing obligations for borrowed money) created pursuant to construction, operating and maintenance agreements, transportation agreements and other similar agreements and related documents entered in the ordinary course of business;

(u) Liens that are contractual rights of set-off, revocation, refund, or chargeback (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered in the ordinary course of business;

(v) Liens (i) granted by any Designated Subsidiary on any of its property or assets or (ii) on any Equity Interests in any Designated Subsidiary, in each case to secure Permitted Designated Subsidiary Indebtedness; and

(w) Liens solely on any cash earnest money deposits or escrow arrangements made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement relating to any acquisition of property permitted hereunder.

SECTION 6.03. Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations;

(b) Permitted Existing Indebtedness and Permitted Refinancing Indebtedness in respect thereof;

(c) Indebtedness arising from intercompany loans and advances owing by the Borrower or any Restricted Subsidiary to the Borrower, any Restricted Subsidiary or any Unrestricted Subsidiary; provided that any such intercompany loans and advances shall be subject to the limitations set forth in Section 6.05;

(d) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the aggregate principal amount of Indebtedness incurred pursuant to this Section 6.03(d) (other than any Capital Lease Obligations incurred to refinance or replace any lease that was classified as an operating lease in accordance with GAAP) shall not at any time exceed $50,000,000 and (iii) for purposes of determining whether any Indebtedness incurred pursuant to this Section 6.03(d) is permitted under the Senior Notes Indentures, neither the Borrower nor any Restricted Subsidiary shall be permitted to incur such Indebtedness in reliance on the Secured Debt Indenture Exceptions;

(e) Indebtedness in an aggregate principal amount at any time outstanding pursuant to this Section 6.03(e) not in excess of $1,100,000,000; provided that (i) if the proceeds of such Indebtedness are not used to refinance any Permitted Existing Indebtedness, such Indebtedness shall only be incurred by one or more Designated Subsidiaries (and neither the Borrower nor any other Restricted Subsidiary shall be obligated thereon), (ii) if the proceeds of such Indebtedness are used to refinance any Permitted Existing Indebtedness, such Indebtedness shall be incurred by one or more Designated Subsidiaries (and the Borrower may Guarantee such Indebtedness), (iii) if any Indebtedness incurred pursuant to this Section 6.03(e) is secured as permitted by Section 6.02(v), for purposes of determining whether such Indebtedness is permitted under the Senior Notes Indentures, neither any Designated Subsidiary nor the Borrower shall be permitted to incur such Indebtedness in reliance on the Secured Debt Indenture Exceptions;

(f) other Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate principal amount at any time outstanding pursuant to this Section 6.03(f) not in excess of $50,000,000;

(g) Indebtedness incurred to finance insurance premiums in the ordinary course of business in an aggregate principal amount not to exceed the amount of such insurance premiums;

(h) indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with any acquisition or Disposition otherwise permitted hereunder; and

(i) Indebtedness of the Borrower incurred under the Prior Revolving Credit Facility in an aggregate principal amount not to exceed $66,000,000 at any time outstanding.

For purposes of this Section 6.03, any payment by the Borrower or any Restricted Subsidiary of any interest on any Indebtedness in kind (by adding the amount of such interest to the principal amount of such Indebtedness) shall be deemed to be an incurrence of Indebtedness.

SECTION 6.04. Financial Covenants.

(a) Minimum Liquidity. The Borrower will not, as of the last day of any Fiscal Quarter, permit Liquidity to be less than the Minimum Liquidity Amount as of such date.

(b) Minimum Interest Coverage Ratio. The Borrower will not, as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2016), permit the Interest Coverage Ratio to be less than (i) with respect to any Fiscal Quarter ending on or before December 31, 2016, 0.75 to 1.00, (ii) with respect to any Fiscal Quarter ending on or after March 31, 2017 and on or before December 31, 2017, 1.00 to 1.00, (iii) with respect to any Fiscal Quarter ending on or after March 31, 2018 and on or before December 31, 2018, 1.25 to 1.00 and (iv) with respect to any Fiscal Quarter ending on or after March 31, 2019, 1.50 to 1.00.

SECTION 6.05. Investments. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Investment in any Person, except:

(a) (i) Investments in Subsidiaries in existence on the ARCA Effective Date and (ii) other Investments in existence on the ARCA Effective Date and described on Schedule 6.05 and any renewal or extension of any such Investments that does not increase the amount of the Investment being renewed or extended (as determined as of such date of renewal or extension);

(b) Investments in Designated Subsidiaries of assets (other than cash and cash equivalents) that do not constitute “Principal Property” (under and as defined in the most restrictive Senior Notes Indenture that includes such defined term);

(c) cash Investments in Designated Subsidiaries not to exceed $50,000,000 in the aggregate at any time outstanding;

(d) Investments by the Borrower in any Restricted Subsidiary (other than any Designated Subsidiary); provided that if any such Investment involves cash or cash equivalents that are not promptly (and in any event within 5 Business Days of the receipt thereof) expended in the Restricted Subsidiary’s business, such Investment shall not be permitted if, after giving effect to such Investment, the aggregate amount of unrestricted cash and cash equivalents on hand of the Restricted Subsidiaries (other than Designated Subsidiaries) exceeds $100,000,000;

(e) Investments by any Restricted Subsidiary (other than any Designated Subsidiary) in any other Restricted Subsidiary (other than any Designated Subsidiary);

(f) Investments by any Designated Subsidiary in any other Designated Subsidiary;

(g) loans or advances made by any Restricted Subsidiary to the Borrower so long as such loans or advances are unsecured and subordinated to the Obligations pursuant to the Subordinated Intercompany Note;

(h) Permitted Acquisitions;

(i) accounts receivable arising in the ordinary course of business, and Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers to the extent reasonably necessary in order to prevent or limit loss;

(j) Investments received in consideration for a Disposition permitted by Section 6.08 of the New Credit Agreement (as in effect on the ARCA Effective Date);

(k) Investments consisting of Swap Agreements permitted under Section 6.13;

(l) cash equivalents;

(m) Guarantees constituting Indebtedness permitted by Section 6.03; and

(n) other Investments (including Investments in Unrestricted Subsidiaries) in an aggregate amount not to exceed $50,000,000 at any time outstanding.

SECTION 6.06. Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, create or permit to exist any Restrictive Agreement, except for:

(a) limitations or restrictions contained in any Loan Document or any New Credit Agreement Loan Document (as in effect as of the ARCA Effective Date);

(b) limitations or restrictions existing under or by reason of any Requirement of Law;

(c) customary restrictions with respect to any Restricted Subsidiary or any of its assets contained in any agreement for the Disposition of all of the Equity Interests of, or any of the assets of, such Restricted Subsidiary pending such Disposition; provided that (i) such restrictions shall apply only to the Restricted Subsidiary that is, or assets that are, the subject of such Disposition and (ii) such Disposition is permitted hereunder;

(d) limitations or restrictions contained in contracts and agreements outstanding on the ARCA Effective Date and identified on Schedule 6.06 and renewals, extensions, refinancings or replacements thereof; provided that the foregoing restrictions set forth in this Section 6.06 shall apply to any amendment or modification to, or any renewal, extension, refinancing or replacement of, any such contract or agreement that would have the effect of expanding the scope of any such limitation or restriction;

(e) customary restrictions or limitations in leases or other contracts restricting the assignment thereof or the assignment of the property that is the subject of such lease;

(f) restrictions or conditions of the type described in clause (a) of the definition of Restrictive Agreements imposed by any agreement relating to secured Indebtedness permitted by this Agreement or Liens permitted under Section 6.02 if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(g) limitations or restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of such joint venture, partnership or other joint ownership entity, so long as such encumbrances or restrictions are not applicable to the property or assets of any other Person; and

(h) limitations or restrictions contained in any agreement or instrument to which any Person is a party at the time such Person is merged or consolidated with or into, or the Equity Interests of such Person are otherwise acquired by, the Borrower or any Restricted Subsidiary; provided that such restriction or limitation (i) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and (ii) is not incurred in connection with, or in contemplation of, such merger, consolidation or acquisition.

SECTION 6.07. Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) Restricted Subsidiaries may declare and pay dividends and other distributions ratably with respect to their Equity Interests;

(b) the Borrower may declare and make dividend payments and other distributions with respect to the Existing Preferred Equity Interests; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of making any such dividend or distribution or immediately after giving effect thereto and (ii) after giving pro forma effect to such dividend or distribution, the Borrower shall be in Pro Forma Financial Covenant Compliance;

(c) the Borrower and its Restricted Subsidiaries may make Restricted Payments in exchange for, or out of the proceeds received from, any substantially concurrent issuance (other than to a Subsidiary) of additional Equity Interests of the Borrower (other than Disqualified Stock); provided that such proceeds are not used to increase the Available Amount Basket;

(d) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Stock);

(e) the Borrower and each Restricted Subsidiary may consummate (i) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests or other convertible securities to the extent such Equity Interests represents a portion of the exercise or exchange price thereof and (ii) any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made or deemed to be made in lieu of withholding Taxes in connection with any exercise, vesting, settlement or exchange, as applicable, of stock options, warrants, restricted stock, restricted stock units or other similar rights;

(f) the Borrower and each Restricted Subsidiary may make payments of cash in lieu of issuing fractional Equity Interests; and

(g) the Borrower and each Restricted Subsidiary may make payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with the provisions of Section 6.01.

SECTION 6.08. [Intentionally Omitted].

SECTION 6.09. Anti-Corruption Laws and Sanctions. The Borrower will not request any Borrowing, and the Borrower shall not directly or indirectly use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not directly or indirectly use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of applicable Sanctions at the time of such Borrowing, or (c) in any manner that would result in the violation of any Sanctions at the time of such Borrowing.

SECTION 6.10. Limitation on Redemptions of Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, voluntarily Redeem any of the Existing Senior Notes prior to their stated maturity, except:

(a) in the case of any Existing Senior Notes with maturity dates on or after the Latest Scheduled Maturity Date, the Borrower and its Subsidiaries may Redeem such Existing Senior Notes (i) solely with payments (which payments may include cash consideration to effect an exchange of any of the Existing Senior Notes as part of a permitted refinancing) made (A) with the proceeds of Permitted Refinancing Indebtedness, (B) with the proceeds of Permitted Designated Subsidiary Indebtedness or (C) with the Available Amount Basket and (ii) so long as, after giving pro forma effect to such repayment, redemption, repurchase or retirement, the Borrower is in Pro Forma Financial Covenant Compliance; and

(b) in the case of any Existing Senior Notes with maturity dates prior to the Latest Scheduled Maturity Date, the Borrower and its Subsidiaries may Redeem such Existing Senior Notes so long as, after giving pro forma effect to any such payment, the Borrower is in Pro Forma Financial Covenant Compliance.

SECTION 6.11. Limitations on Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Dispose of any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties. Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (a) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate, (b) any Restricted Payment permitted by Section 6.07, (c) Investments in Unrestricted Subsidiaries permitted by Section 6.05(n), (d) the payment of reasonable and customary regular fees to directors of the Borrower or a Restricted Subsidiary who are not employees of such Person, (e) loans and advances permitted by Section 6.05(n) to officers and employees of the Borrower and its Restricted Subsidiaries for travel, entertainment and moving and other relocation expenses made in direct furtherance and in the ordinary course of business of the Borrower and its Restricted Subsidiaries, (f) any other transaction with any employee, officer or director of the

Borrower or any of its Restricted Subsidiaries pursuant to employee benefit, compensation or indemnification arrangements entered into in the ordinary course of business and approved by the Board of Directors of such Person, and (g) non-exclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property.

SECTION 6.12. Material Change in Business. The Borrower and its Restricted Subsidiaries (taken as a whole) will not engage in any business substantially different from those businesses of the Borrower and its Subsidiaries described in the Form 10-K of the Borrower for the Fiscal Year ended December 31, 2015, as filed with the SEC, and any businesses reasonably related, ancillary or complementary thereto.

SECTION 6.13. Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into by the Borrower in the ordinary course of business and not for speculative purposes to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Restricted Subsidiaries), including to hedge or mitigate commodity price risks to which the Borrower or any Restricted Subsidiary has actual exposure, and (b) Swap Agreements entered into by the Borrower in the ordinary course of business and not for speculative purposes in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

SECTION 6.14. Amendments to New Credit Agreement. The Borrower will not, and will not permit any of its Subsidiaries to, amend or modify the New Credit Agreement in any manner that would result in the maturity date applicable to the New Credit Agreement Loans being extended to a date that is later than the maturity date applicable to the New Credit Agreement Loans in effect on the ARCA Effective Date.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and each of the other Loan Documents:

(a) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary Guarantor to the Administrative Agent or any Lender in this Agreement or any other Loan Document or in any certificate, instrument or other document delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect as of the date on which made or deemed made;

(b) Payment Default. The Borrower shall fail to pay (i) any principal of any Loan payable by the Borrower when due or (ii) any interest, fee or other amount (other than any amount referred to in clause (i) of this paragraph) payable by the Borrower under this Agreement or any other Loan Document within five days after the same becomes due;

(c) Breach of Certain Covenants. The Borrower shall (i) fail to perform or observe any covenant, condition or agreement contained in Section 5.01(k), 5.03(b) (with respect to the existence of the Borrower or any Subsidiary Guarantor) or Article VI or (ii) fail to perform or observe any Additional Financial Covenant (subject to any grace period applicable to such Additional Financial Covenant in the Other Debt Document that contains such Additional Financial Covenant);

(d) Other Breaches of the Loan Documents. The breach by the Borrower or any Subsidiary Guarantor (other than a breach which constitutes an Event of Default under clauses (a), (b) or (c) of this Article VII) of any term or provision of this Agreement or any other Loan Document which is not remedied within 30 days after the earlier to occur of (i) receipt by the Borrower of written notice of such breach from the Administrative Agent and (ii) an Authorized Officer otherwise becoming aware of such breach.

(e) ERISA. An event or condition specified in Section 5.01(e) shall occur or exist with respect to any Plan or any Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions then outstanding, the Borrower or any member of the Controlled Group shall incur, or shall be reasonably likely to incur, a liability that would have a Material Adverse Effect;

(f) Cross-Default. Failure of the Borrower or any Restricted Subsidiary to pay any Material Indebtedness when due (after giving effect to any period of grace set forth in any agreement under which such Indebtedness was created or is governed); or the default by the Borrower or any Restricted Subsidiary in the performance of any other term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity; or any Material Indebtedness shall become due and payable or be required to be prepaid, repurchased, redeemed or defeased (other than by a regularly scheduled payment) prior to the stated maturity thereof;

(g) Voluntary Bankruptcy, etc. The Borrower or any Material Subsidiary shall (i) not pay, or admit in writing its inability to pay, its debts generally as they become due, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for the Borrower or such Material Subsidiary, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or (v) take any action to authorize or effect any of the foregoing actions set forth in this clause (g);

(h) Involuntary Bankruptcy, etc. Without the application, approval or consent of the Borrower or the applicable Material Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Material Subsidiary, or a proceeding described in clause (g)(iv) above shall be instituted against the Borrower or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days;

(i) Judgments. The Borrower or any Restricted Subsidiary shall fail within 30 days to pay, bond or otherwise discharge any final judgment or order for the payment of money in excess of $50,000,000 (to the extent not covered by independent third-party insurance as to which the applicable insurer has been notified of such judgment and does not dispute coverage and is not subject to any insolvency proceeding) which is not stayed on appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or such Restricted Subsidiary to enforce any such judgment; and

(j) Unenforceability of Certain Loan Documents. This Agreement, any Note or any Subsidiary Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability thereof, or the Borrower or any Subsidiary Guarantor that is a party to such document shall deny that it has any further liability thereunder or shall give notice to such effect, in each case other than as expressly permitted hereunder or thereunder or upon Payment in Full.

SECTION 7.02. Acceleration. (a) If any Event of Default described in Section 7.01(g) or (h) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate, the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(b) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.01(g) or (h) with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity and (d) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders; further, without limiting the generality of the foregoing clause (d), the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent, or, if no successor Administrative Agent has been appointed, 45 days after the retiring Administrative Agent gives notice of its intention to resign. If the Administrative Agent (i) has become the subject of a proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (ii) has appointed for it, without the application, approval or consent of the Administrative Agent, a receiver, trustee, examiner, liquidator or similar official, or a proceeding described in clause (i) above shall be instituted against the Administrative Agent, the Administrative Agent may be removed by written notice received by the

Administrative Agent from the Required Lenders or the Borrower, such removal to be effective on the date specified by the Required Lenders or the Borrower, as applicable; provided that the Administrative Agent may not be removed unless, on or prior to the date of such removal, the Administrative Agent (in its individual capacity) acting as Lender is relieved of all of its duties as Lender, pursuant to documentation reasonably satisfactory to the Administrative Agent. Upon any resignation or removal of the Administrative Agent, the Required Lenders shall have the right (with, so long as no Event of Default under Section 7.01(b), Section 7.01(g) or Section 7.01(h) exists, the consent of the Borrower, which shall not be unreasonably withheld) to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within 30 days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time (without the consent of any Lender but with, so long as no Event of Default under Section 7.01(b), Section 7.01(g) or Section 7.01(h) exists, the consent of the Borrower, which shall not be unreasonably withheld or delayed) appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lenders and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000 and an office in New York, New York. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while it was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Borrower, to it at 10000 Energy Drive, Spring, Texas 77389-4954, Attention of the Chief Financial Officer (Facsimile No. (832) 796-4820; Telephone No. (832) 796-2808);

(ii) if to the Administrative Agent, to Bank of America, N.A., 135 S. LaSalle Street, Mail Code: IL4-135-09-61, Chicago, IL 60603, Attention of Gerund Diamond (Facsimile No. 312-453-3635; Telephone No. 312-992-8588), with a copy to Bank of America, N.A., 700 Louisiana St., TX4-213-13-15, Houston, Texas, 77002-2700, Attention of Raza Jafferi (Facsimile No. 713-247-7701) and Bank of America, N.A., 101 N. Tryon Street, Charlotte, NC 28255, Attention of Libby Russell (Facsimile No. 704-409-0004; Telephone No. 980-386-8451); and

(iii) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II to any Lender if such Lender, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address, facsimile number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on an Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or any Subsidiary Guarantor, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through an Electronic System other than to the extent such damages, losses or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Subsidiary Guarantor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Subject to Section 9.02(e), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) [reserved], (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan (excluding mandatory prepayments pursuant to Section 2.11(b) or Section 2.11(c)), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) except as expressly provided in Section 6.01(b), release the Borrower from its obligations under the Loan Documents without the written consent of each Lender, (vii) except as provided in Section 9.15(b), release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Subsidiary Guaranties or (viii) except to the extent expressly provided in Section 2.11(c), amend, modify or waive any provision relating to a Change of Control Offer after notice in respect of such Change of Control Offer has been delivered to the Administrative Agent, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement in accordance with Section 2.19(b).

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, error, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a Joint Lead Arranger, and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of one primary counsel to the Administrative Agent) in connection with the preparation, due diligence, administration, syndication and distribution (including via an Electronic System) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including any reasonable and documented legal expenses of one firm of counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, one firm of local counsel in each appropriate jurisdiction and one firm of regulatory counsel in each appropriate jurisdiction, in each case for the Indemnitees, taken as a whole, and, in the case of an actual or perceived conflict of interest (as reasonably determined by an indemnified party), one additional firm of counsel in each relevant jurisdiction for the affected Indemnitees similarly situated, taken as a whole, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, (y) any material breach of the express obligations of such Indemnitee under the Loan Documents pursuant to a claim initiated by the Borrower or any Subsidiary Guarantor or (z) any dispute solely between or among Indemnitees (not arising as a result of any act or omission by the Borrower or any of its Subsidiaries or Affiliates), other than claims against any Lender in its capacity as, or in fulfilling its role as, the Administrative Agent, Joint Lead Arranger or any similar role under the Loan Documents. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Lender, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Lender in its capacity as such.

(d) No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee (as determined by a court of competent jurisdiction in a final, non-appealable judgment).

(e) To the extent permitted by applicable Requirements of Law, no party hereto shall assert, or permit any of its Affiliates or Related Parties to assert, and each party hereto hereby waives, any claim against each such other Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing contained in this paragraph (d) shall limit the indemnification obligations of the Borrower set forth in paragraph (b) of this Section 9.03, including the Borrower’s obligation to indemnify each Indemnitee for special, indirect, consequential or punitive damages incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of the matters described in clauses (i), (ii) and (iii) of such paragraph (b).

(f) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly provided in Section 6.01, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and, except as specified herein, any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution or a Disqualified Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it), in each case, with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing; and

(B) the Administrative Agent;

provided that no consent of the parties above shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Requirements of Law, including Federal and state securities laws; and

(E) no assignment shall be permitted if, as of the date thereof, any event or circumstance exists which would result in the Borrower being obligated to pay any greater amount hereunder to the assignee than the Borrower is obligated to pay to the assigning Lender.

For the purposes of this Section 9.04(b), the terms “Approved Fund”, and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) the Borrower, any of its Subsidiaries or any of its Affiliates or (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution or a Disqualified Lender, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no

Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to the Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Disqualified Lenders. (i) No assignment shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in its sole and absolute discretion in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii) If any assignment is made to any Disqualified Lender without the Borrower’s prior consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) prepay outstanding Loans held by such Disqualified Lender by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any bankruptcy, insolvency or similar laws (a “Plan”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Lender does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other bankruptcy, insolvency or similar laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other bankruptcy, insolvency or similar laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an Electronic System, including that portion of the Electronic System that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any Joint Lead Arranger constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as provided in the Amendment and Restatement Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Credit Party or any Related Party of any Credit Party in any way relating to this Agreement or any other Loan Document, in any forum other than the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, or the United States District Court for the Southern District of New York, and any appellate court from any thereof, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Subsidiary Guarantor or their properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or as may be required by applicable Requirements of Law or by any subpoena or similar legal process, in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority, to the extent practicable and not prohibited by applicable Requirements of Law, promptly notify the Borrower in advance of such disclosure, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to the Borrower and its obligations or (C) any credit insurance provider relating to the Borrower and its obligations, (vi) with the consent of the Borrower or (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential; provided further that (notwithstanding the foregoing) no such nonpublic information which contains projections or forecasts with respect to the Borrower or any of its Affiliates shall be disclosed, disseminated or otherwise made available pursuant to clause (vii) above. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER, ITS SUBSIDIARIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW.

SECTION 9.13. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, the Amendment and Restatement Agreement and the transactions contemplated hereby and thereby (including without limitation Assignment and Assumptions, amendments, Borrowing Requests or other modifications, waivers and consents) shall be deemed to include Electronic Signatures, the electronic matching of assignment terms and contract formations on Electronic Systems approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower and each Subsidiary Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Subsidiary Guarantor, which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower and each Subsidiary Guarantor in accordance with the Patriot Act.

SECTION 9.15. Subsidiary Guarantors.

(a) The Borrower may, but is not required to, at any time upon five (5) Business Days’ written notice to the Administrative Agent, cause any of its Restricted Subsidiaries to become a Subsidiary Guarantor by causing such Restricted Subsidiary to execute and deliver to the Administrative Agent a Subsidiary Guaranty.

(b) So long as no Default or Event of Default has occurred and is continuing under the Loan Documents (or would result from such release), (i) if all of the capital stock of a Subsidiary Guarantor that is owned by the Borrower or a Subsidiary is sold or otherwise disposed of in a transaction or transactions permitted by this Agreement or (ii) in the event that, immediately after giving effect to the release of any Subsidiary Guarantor’s Subsidiary Guaranty, all of the Indebtedness of the Subsidiaries is permitted under Section 6.03 (assuming for this purpose that all such Indebtedness is incurred at such time), then, in each case, promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Subsidiary Guarantor from its Subsidiary Guaranty. In connection with any release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18. Electronic System. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Electronic System and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Electronic System designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Electronic System not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 9.19. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.20. Release . The Borrower, for and on behalf of itself and its legal representatives, successors and assigns, does waive, release, relinquish and forever discharge the Administrative Agent, the Lenders, their parents, subsidiaries, and affiliates, their respective past, present and future directors, officers, managers, agents, employees, insurers, attorneys, representatives and all of their respective heirs, successors and assigns (collectively, the “Released Parties”), of and from any and all manner of action or causes of action, suits, claims, demands, judgments, damages, levies and executions of whatsoever kind, nature or description arising on or before the ARCA Effective Date, including any claims, losses, costs or damages, including compensatory and punitive damages, in each case whether known or unknown, asserted or unasserted, liquidated or unliquidated, fixed or contingent, direct or indirect, which the Borrower, or its legal representatives, successors or assigns, ever had or now has or may claim to have against any of the Released Parties, with respect to any matter whatsoever relating to the Loan Documents, the Loan Documents (as defined in the Existing Term Loan Credit Agreement), the administration of the Loan Documents, the administration of the Loan Documents (as defined in the Existing Term Loan Credit Agreement), the negotiations relating to this Agreement and the other Loan Documents executed in connection with this Agreement, the negotiations relating to the Existing Term Loan Credit Agreement and the other Loan Documents (as defined in the Existing Term Loan Credit Agreement) executed in connection with the Existing Term Loan Credit Agreement and any other instruments and agreements executed by the Borrower or any Loan Party in connection with the Loan Documents, the Loan Documents (as defined in the Existing Term Loan Credit Agreement), this Agreement or the Existing Term Loan Credit Agreement, in each case, arising on or before the ARCA Effective Date (collectively, “Claims”). The Borrower acknowledges that it is aware that it may discover facts different from or in addition to those it now knows or believes to be true with respect to the Claims, and agrees that the release contained in this Agreement is and will remain in effect in all respects as a complete and general release as to all matters released in this Agreement, notwithstanding any such different or additional facts. The Borrower agrees not to sue any Released Party or in any way assist any other person or entity in suing a Released Party with respect to any Claim released in this Agreement.

SECTION 9.21. Amendment and Restatement. This Agreement is an amendment and restatement of the Existing Term Loan Credit Agreement. All obligations under the Existing Term Loan Credit Agreement shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in novation or repayment and re-borrowing of such obligations. This Agreement shall supersede the Existing Term Loan Credit Agreement. From and after the ARCA Effective Date, this Agreement shall govern the terms of the obligations under the Existing Term Loan Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SOUTHWESTERN ENERGY COMPANY, as Borrower

By
Name:
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED TERM LOAN CREDIT

AGREEMENT

BANK OF AMERICA, N.A., as Administrative Agent

By
Name:
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED TERM LOAN CREDIT

AGREEMENT

BANK OF AMERICA, N.A., as a Lender

By
Name:
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED TERM LOAN CREDIT

AGREEMENT

[LENDER]

By
Name:
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED TERM LOAN CREDIT

AGREEMENT

SCHEDULE 1.01A

EXISTING LENDERS

Bank of America, N.A.

JPMorgan Chase Bank, N.A.

Wells Fargo Bank, National Association

Mizuho Bank, Ltd.

Citibank, N.A.

Bank of Tokyo-Mitsubishi UFJ, Ltd.

BMO Harris Bank N.A.

Sumitomo Mitsui Banking Corporation

Royal Bank of Canada

Canadian Imperial Bank of Commerce, New York Branch

Compass Bank

Crédit Agricole Corporate and Investment Bank

Credit Suisse AG, Cayman Islands Branch

U.S. Bank National Association

PNC Bank, National Association

Capital One, National Association

Citizens Banks, N.A.

Branch Banking and Trust Company

Schedule 1.01A

SCHEDULE 1.01B

PRICING SCHEDULE

Applicable Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Eurodollar Margin	1.750%	1.875%	2.000%	2.250%	2.500%
ABR Margin	0.750%	0.875%	1.000%	1.250%	1.500%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Moody’s Rating is Baal or better or the S&P Rating is BBB+ or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Moody’s Rating is Baa2 or better or the S&P Rating is BBB or better.

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Moody’s Rating is Baa3 or better or the S&P Rating is BBB- or better.

“Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Moody’s Rating is Bal or better or the S&P Rating is BB+ or better.

“Level V Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured debt rating.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s long-term issuer credit rating.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on the Status based on the then-current Moody’s Rating and S&P Rating (the “Public Debt Rating”). The credit rating in effect on any date for the purposes of this Schedule is the credit rating in effect at the close of business on such date. If at any time the Borrower has no Public Debt Rating, Level V Status shall exist.

If the Borrower is split-rated and the ratings differential is one level, the higher rating will apply. If the Borrower is split-rated and the ratings differential is two levels or more, the rating next below the higher of the split-ratings will apply. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Schedule 1.01B

SCHEDULE 3.18

EQUITY INTERESTS

SUBSIDIARY	JURISDICTION OF ORGANIZATION	PERCENTAGE OF ISSUED AND OUTSTANDING EQUITY INTERESTS
A. W. Realty Company, LLC	Texas	100%
Border Resources, L.L.C.	Texas	100%
SWN E & P Services, LLC	Texas	100%
SWN International, LLC	Delaware	100%
SWN Midstream Services Company, LLC	Texas	100%
SWN Production (Arkansas), LLC	Texas	100%
SWN Production Company, LLC	Texas	100%

Schedule 3.18

SCHEDULE 6.05

EXISTING INVESTMENTS

None.

Schedule 6.05

SCHEDULE 6.06

EXISTING RESTRICTIVE AGREEMENTS

None.

Schedule 6.06

EXHIBIT B

FORM OF SUBORDINATED INTERCOMPANY NOTE

[INSERT DATE]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is a Subordinated Intercompany Note referred to in the Amended and Restated Term Loan Credit Agreement dated as of June 27, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Southwestern Energy Company (the “Borrower”), the financial institutions from time to time parties thereto as Lenders and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the lenders, and is subject to the terms thereof. Each capitalized term used herein and not defined herein shall have the meaning ascribed thereto in the Credit Agreement. Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement with respect to this Note.

This Note evidences any and all advances made to each Payor by each respective Payee from time to time. It is contemplated that the original principal sum evidenced by this Note may be reduced from time to time and that additional advances evidenced hereby may be made from time to time. Each Payee is hereby authorized to record all loans and advances made by it to each Payor (all of which shall be evidenced by this Note), the rate at which interest accrues thereon, and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by any Payor or inadvertently received by any Payee, then such excess sum shall be credited as a payment of principal, unless such Payor shall notify such Payee, in writing, that such Payor elects to have such excess sum returned to it forthwith. It is the express intent hereof that no Payor pay and that no Payee receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by a Payor under applicable law.

All parties now or hereafter liable with respect to this Note, whether any Payor, any guarantor, endorser or any other person or entity, hereby expressly waive presentation, demand of payment, protest, notice of demand of payment, protest and notice of non-payment, or any other notice of any kind with respect hereto.

Exhibit B, Page 1

All payments under this Note shall be made without setoff, counterclaim or deduction of any kind including, without limitation, for any applicable taxes. Any amount owing by any Payor to any Payee shall not be reduced in any way by any outstanding obligations of such Payee to such Payor, whether such obligations are monetary or otherwise. Without limiting the generality of the foregoing, if any taxes or amounts in respect thereof must be deducted or withheld from any amounts payable or paid by any Payor under this Note, each Payor shall pay such additional amounts as may be necessary to ensure that each Payee receives a net amount equal to the full amount which it would have received had payment (including any additional amounts payable under this paragraph) not been made subject to such taxes.

No delay or failure on the part of any Payee in the exercise of any right or remedy hereunder, under any loan agreement or security agreement, or at law or in equity, shall operate as a waiver thereof, and no single or partial exercise by any Payee of any right or remedy hereunder, under any loan agreement or security agreement, or at law or in equity shall preclude or estop another or further exercise thereof or the exercise of any other right or remedy.

Each Payor’s obligations under this Note with respect to all advances, loans, accounts payables, and other extensions of credit made by such Payee to such Payor shall be payable in the same currency as such advances, loans, accounts payables, and other extensions of credit were made by such Payee to such Payor.

Time is of the essence of this Note, and, if this Note is collected by or through an attorney at law, or under advice therefrom, each Payor agrees to pay to each Payee all reasonable costs of collection incurred by each Payee in enforcing payment of this Note, including, without limitation, reasonable attorneys’ fees.

IF ANY PROVISION OF THIS NOTE IS IN CONFLICT WITH ANY STATUTE OR RULE OF LAW OF THE STATE OF NEW YORK OR IS OTHERWISE UNENFORCEABLE FOR ANY REASON WHATSOEVER, THEN SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH INVALIDITY AND SHALL BE DEEMED SEPARABLE FROM AND SHALL NOT INVALIDATE ANY OTHER PROVISION OF THIS NOTE.

Each Payor acknowledges and agrees that the Administrative Agent shall be entitled to exercise all rights with respect to this Note as are provided in the Credit Agreement and the other Loan Documents. Further, each Payor hereby acknowledges and agrees that in no event shall any of the Lenders or the Administrative Agent be deemed to have any commitment to provide any advances, loans, or other extensions of credit to any Payor.

The repayment of this Note is subordinated to the repayment and performance of all Obligations now or hereafter owing by each Payor to the Administrative Agent or any or all of the Lenders. After the occurrence and during the continuation of any Event of Default, each Payor agrees that it will not make any payment on this Note to a Payee.

Exhibit B, Page 2

[Remainder of Page Intentionally Blank]

Exhibit B, Page 3

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:

SWN PRODUCTION (ARKANSAS), LLC

By:
Name:
Title:

SWN PRODUCTION COMPANY, LLC

By:
Name:
Title:

SWN MIDSTREAM SERVICES COMPANY, LLC

By:
Name:
Title:

SWN E&P SERVICES, LLC

By:
Name:
Title:

A. W. REALTY COMPANY, LLC

By:
Name:
Title:

Signature Page to Intercompany Note

BORDER RESOURCES, L.L.C.

By:
Name:
Title:

SWN INTERNATIONAL, LLC

By:
Name:
Title:

SW GATHERING, LLC

By:
Name:
Title:

SWN DRILLING COMPANY, LLC

By:
Name:
Title:

SWN ENERGY SERVICES COMPANY, LLC

By:
Name:
Title:

DESOTO GATHERING COMPANY, LLC

By:
Name:
Title:

Signature Page to Intercompany Note

ANGELINA GATHERING COMPANY, L.L.C.

By:
Name:
Title:

SWN PRODUCER SERVICES, LLC

By:
Name:
Title:

SOUTHWESTERN ENERGY NGV SERVICES, LLC

By:
Name:
Title:

SWN WELL SERVICES, LLC

By:
Name:
Title:

SWN RESOURCES CANADA, INC.

By:
Name:
Title:

SWN RESOURCES WESTERN CANADA, INC.

By:
Name:
Title:

Signature Page to Intercompany Note

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that such officer is the Chief Financial Officer of Southwestern Energy Company (the “Borrower”) and that such officer is authorized to execute and deliver this certificate (this “Compliance Certificate”) on behalf of the Borrower pursuant to Section 5.01(c) of the Amended and Restated Term Loan Credit Agreement, dated as of June 27, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the respective meanings given thereto in the Credit Agreement.

The undersigned also hereby certifies that a review of the Borrower and the other Loan Parties has been made under such officer’s supervision with a view to determining whether the Borrower and the other Loan Parties have fulfilled all of their respective obligations under the Credit Agreement, the Notes and the other Loan Documents; and in his/her capacity as such officer of the Borrower, and on behalf of the Borrower further certifies, represents and warrants that:

1.	Attached hereto as Schedule I are the financial statements of the Borrower as at the end of and for the Fiscal Year ☐ Fiscal Quarter ☐ (check one) ended , 20 as required by Section 5.01(a) or Section 5.01(b) of the Credit Agreement, as applicable.

2.	[Such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis as at the end of, and for, the period covered thereby in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes][1].

3.	Attached hereto as Schedule II are detailed calculations used by the Borrower to establish whether the Borrower was in compliance with the Financial Covenants as of the date of the financial statements attached as Schedule I, the results of which are summarized as follows:

a.	Section 6.04(a) of the Credit Agreement:

Liquidity:[2]

Borrower in compliance with Required Financial Measurement? [Y]/[N]

[1]	To be included if the Compliance Certificate accompanies financial statements delivered pursuant to Section 5.01(b) of the Credit Agreement.
[2]	To be in compliance, (1) if Borrower is in compliance with the Required Financial Measurement, cannot be less than $300,000,000, (2) if (A) Borrower is not in compliance with the Required Financial Measurement and (B) on such date, the aggregate outstanding principal amount of the Loans is less than or equal to $250,000,000, cannot be less than $400,000,000 and (3) if (A) Borrower is not in compliance with the Required Financial Measurement and (B) on such date, the aggregate outstanding principal amount of the Loans is greater than $250,000,000, cannot be less than $500,000,000.

Exhibit G, Page 1

[Consolidated EBITDAX]:3

[Total Leverage Ratio]:4

b.	Section 6.04(b) of the Credit Agreement

Interest	Coverage Ratio:[5]

c.	[ ][6].

4.	[Unless otherwise specified on Schedule III attached hereto, no] [No] Default or Event of Default has occurred. [The Borrower has taken or proposes to take the action to cure such Default or Event of Default described therein.]

5.	[Attached as Schedule IV are consolidating spreadsheets showing all consolidated Unrestricted Subsidiaries and the eliminating entries.][7]

6.	There have been no changes in GAAP or in the application thereof since the date of the Borrower’s consolidated financial statements most recently delivered pursuant to Section 5.01(a) of the Credit Agreement (or if any such change has occurred, attached is a description of the effect of such change on the financial statements accompanying this Compliance Certificate).

[3]	Include for each Fiscal Quarter ending during the period from and including June 30, 2016 through December 31, 2018. To be in compliance with the Required Financial Measurement during this period, Consolidated EBITDAX for the period of four consecutive Fiscal Quarters then ending must be at least (1) $285,000,000 for any period of four consecutive Fiscal Quarters ending on or after June 30, 2016 and on or prior to June 30, 2017; and (2) $350,000,000 for any period of four consecutive Fiscal Quarters ending on or after September 30, 2017 and on or prior to December 31, 2018.
[4]	Include for each Fiscal Quarter ending during the period from and including March 31, 2019 and thereafter. To be in compliance with the Required Financial Measurement during this period, the ratio of (1) Total Indebtedness as of such date to (2) Consolidated EBITDAX for the period of four consecutive Fiscal Quarters ending on such date cannot be greater than (A) 7.50 to 1.00 as of the last day of any Fiscal Quarter ending on or after March 31, 2019 and on or prior to December 31, 2019 and (B) 6.00 to 1.00 as of the last day of any Fiscal Quarter ending at any time thereafter.
[5]	To be in compliance (commencing with the Fiscal Quarter ending June 30, 2016), cannot be less than (1) with respect to any Fiscal Quarter ending on or before December 31, 2016, 0.75 to 1.00, (2) with respect to any Fiscal Quarter ending on or after March 31, 2017 and on or before December 31, 2017, 1.00 to 1.00, (3) with respect to any Fiscal Quarter ending on or after March 31, 2018 and on or before December 31, 2018, 1.25 to 1.00 and (4) with respect to any Fiscal Quarter ending on or after March 31, 2019, 1.50 to 1.00.
[6]	Insert any Additional Financial Covenants included in the Credit Agreement pursuant to Section 5.09 of the Credit Agreement.
[7]	To be included if, as of the last day of the fiscal period covered by the financial statements delivered herewith, any of the consolidated Subsidiaries of the Borrower have been designated as Unrestricted Subsidiaries pursuant to Section 5.08 of the Credit Agreement.

Exhibit G, Page 2

IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate as of             , 20    .

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:	[Chief Financial Officer/Chief Accounting Officer]